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                                   EXHIBIT 2.1















                          AGREEMENT AND PLAN OF MERGER

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                                TABLE OF CONTENTS

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                                                                            ----
                                    ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME . . . . . . . . .   1
1.1.   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.3.   Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION . . . . . . . . . . .   2
2.1.   Certificate of Incorporation. . . . . . . . . . . . . . . . . . . . .   2
2.2.   By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                   ARTICLE III

                                    DIRECTORS. . . . . . . . . . . . . . . .   2
3.1.   Board of Directors of the Surviving Corporation . . . . . . . . . . .   2
3.2.   Board of Directors of Purchaser . . . . . . . . . . . . . . . . . . .   2

                                   ARTICLE IV

               CONVERSION AND CANCELLATION OF SHARES IN THE MERGER . . . . .   3
4.1.   Conversion and Cancellation of Shares . . . . . . . . . . . . . . . .   3
4.2.   New Classes of Preferred Stock. . . . . . . . . . . . . . . . . . . .   5
4.3.   Payment for Shares. . . . . . . . . . . . . . . . . . . . . . . . . .   6
4.4.   Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
4.5.   Transfer of Shares After the Effective Time . . . . . . . . . . . . .   8
4.6.   Purchaser Dividends . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES. . . . . . . . . . .   9
5.1.   Representations and Warranties of the Company . . . . . . . . . . . .   9
5.2.   Representations and Warranties of Purchaser and Merger Sub. . . . . .  22

                                   ARTICLE VI

                                    COVENANTS. . . . . . . . . . . . . . . .  33
6.1.   Interim Operations of the Company . . . . . . . . . . . . . . . . . .  33
6.2.   Covenants of Purchaser. . . . . . . . . . . . . . . . . . . . . . . .  35
6.3.   Meetings of Stockholders; Registration Statement. . . . . . . . . . .  35
6.4.   Filings; Consents; Other Action . . . . . . . . . . . . . . . . . . .  36
6.5.   Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
6.6.   Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
6.7.   Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
6.8.   No Other Bids . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
6.9.   Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . .  41
6.10.  Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41



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6.11.  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                   ARTICLE VII

                                   CONDITIONS. . . . . . . . . . . . . . . .  41
7.1.   Conditions to Obligations of Purchaser and Merger Sub . . . . . . . .  41
7.2.   Conditions to Obligations of the Company. . . . . . . . . . . . . . .  44
7.3    Materiality Limits Inapplicable . . . . . . . . . . . . . . . . . . .  45

                                  ARTICLE VIII

                                   TERMINATION . . . . . . . . . . . . . . .  45
8.1.   Termination by Mutual Consent . . . . . . . . . . . . . . . . . . . .  45
8.2.   Termination by either Purchaser or the Company. . . . . . . . . . . .  45
8.3.   Termination by Purchaser. . . . . . . . . . . . . . . . . . . . . . .  46
8.4.   Termination by the Company. . . . . . . . . . . . . . . . . . . . . .  46
8.5.   Effect of Termination and Abandonment . . . . . . . . . . . . . . . .  47

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL. . . . . . . . . . . .  49
9.1.   Payment of Expenses . . . . . . . . . . . . . . . . . . . . . . . . .  49
9.2.   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
9.3.   Modification or Amendment . . . . . . . . . . . . . . . . . . . . . .  49
9.4.   Waiver of Conditions. . . . . . . . . . . . . . . . . . . . . . . . .  49
9.5.   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
9.6.   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
9.7.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
9.8.   Entire Agreement, etc . . . . . . . . . . . . . . . . . . . . . . . .  50
9.9.   Parties in Interest.. . . . . . . . . . . . . . . . . . . . . . . . .  51
9.10.  Definition of "Subsidiary." . . . . . . . . . . . . . . . . . . . . .  51
9.11.  Obligation of Purchaser . . . . . . . . . . . . . . . . . . . . . . .  51
9.12.  Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

Exhibit A   Certificate of Merger                                            A-1
Exhibit B   Rule 145 Legend                                                  B-1
Exhibit C   Certificate of Designation for Convertible
            Merger Preferred Stock                                           C-1
Exhibit D   Certificate of Designation for Non-Convertible
            Merger Preferred Stock                                           D-1
Exhibit E   Form of Affiliate Agreement                                      E-1



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                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of March 3, 1994, by and among TakeCare, Inc., a Delaware corporation (the "Company"), FHP International Corporation, a Delaware corporation ("Purchaser"), and FHP Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub").


                                   BACKGROUND

          A. The Board of Directors of Purchaser and the Board of Directors of the Company each have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein.

          B. The Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                                    AGREEMENT

          In consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

          1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease (the "Merger"). Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. The Surviving Corporation shall have the name "TakeCare, Inc." and shall succeed, without other transfer, to all of the rights and properties and be subject to all of the debts and liabilities of the Company and Merger Sub. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

          1.2. CLOSING. The closing of the Merger (the "Closing") shall take place (i) at the offices of O'Melveny & Myers, 400 South Hope Street, Los Angeles, California, at 9:00 A.M., Los Angeles time, on the fifth business day after the fulfillment or waiver of the conditions set forth in Article VII



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hereof or (ii) at such other place and time and/or on such other date as the
Company and Purchaser may agree.

          1.3. EFFECTIVE TIME. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, a certificate of merger (the "Certificate of Merger") in substantially the form attached as Exhibit A hereto, shall be prepared in accordance with the DGCL, and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger (together with any other documents required by law to effectuate the Merger) with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").


                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

          2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL, except that the name of the Surviving Corporation shall be changed to "TakeCare, Inc."

          2.2. BY-LAWS. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.


                                   ARTICLE III

                                    DIRECTORS

          3.1. BOARD OF DIRECTORS OF THE SURVIVING CORPORATION. At the Effective Time, each of the members of the Board of Directors of the Company immediately prior to the Effective Time shall be removed and, concurrently with such removal, the directors of Merger Sub shall become the directors of the Surviving Corporation, each to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

          3.2. BOARD OF DIRECTORS OF PURCHASER. Purchaser shall cause the Board of Directors of Purchaser at the Effective Time to consist of at least nine individuals, of which two individuals



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shall be individuals nominated by the Board of Directors of the Company and satisfactory to the Board of Directors of Purchaser. One of such directors shall be appointed to the class of directors whose term expires in 1995 and one of such directors shall be appointed to the class of directors whose term expires in 1996. Such directors shall remain as such until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Purchaser's Certificate of Incorporation and By-Laws. Purchaser shall renominate such directors in 1995 and 1996, respectively, to the extent they are then qualified to serve as directors. If, prior to the renomination of such directors in 1995 or 1996, either of such directors becomes unable to serve as a director, or is no longer qualified to serve, the remaining director (or his successor) shall select a replacement nominee (which nominee shall be satisfactory to the Board of Directors of Purchaser) to be appointed to serve the remaining term or to be nominated in the other director's stead. In addition, such directors shall initially be appointed to the Board of Directors of FHP, Inc.; provided, that their service on such Board of Directors may terminate with reductions in the size or composition of such board.


                                   ARTICLE IV

               CONVERSION AND CANCELLATION OF SHARES IN THE MERGER

          4.1. CONVERSION AND CANCELLATION OF SHARES. The manner of converting and canceling shares of the Company and Merger Sub in the Merger shall be as follows:

          (a) At the Effective Time, each share of Common Stock, $.10 par value, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary of Purchaser (collectively, the "Purchaser Companies"), or Shares which are held by stockholders ("Dissenting Stockholders") duly exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the following consideration (the "Merger Consideration"):

               (i) 1.6 shares of Convertible Merger Preferred Stock (as defined in Section 4.2); plus

              (ii) 1.12 shares of Non-Convertible Merger Preferred Stock (as defined in Section 4.2) or, at the election of the holder of such Share as provided in Section 4.3(b) (the "Cash Election"), an amount in cash equal to $28.00 (the "Cash Merger Consideration"); plus



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             (iii)  .41379 (the "Common Stock Exchange Ratio") of a share of the
          Common Stock, $.05 par value, of Purchaser ("FHP Common Stock"), together with any associated rights (the "Rights") issuable pursuant to the Rights Agreement, dated as of June 8, 1990 (the "Rights Agreement"), by and between Purchaser and American Stock Transfer & Trust Company, as Rights Agent; PROVIDED, HOWEVER, that if the average closing price (the "Average Closing Price") for a share of FHP Common Stock on the NASDAQ National Market System for the twenty consecutive trading days ending on the third trading day prior to the date of effectiveness of the Merger (the "Effective Date") is less than $29.00 (the "Base Price"), the Common Stock Exchange Ratio shall be equal to $12.00 divided by the Average Closing Price; PROVIDED FURTHER, that in no event shall the Common Stock Exchange Ratio be more than .48000.

          (b) At the Effective Time, all Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right of holders (other than the Purchaser Companies) to receive the Merger Consideration upon the surrender of such certificate in accordance with
     Section 4.3 or the right, if any, of Dissenting Stockholders to require the Surviving Corporation to purchase such Shares in accordance with Section 262 of the DGCL.

          (c) At the Effective Time, each Share owned directly or indirectly by the Company as treasury stock or otherwise, and each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (d) At the Effective Time, each share of Common Stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock of the Surviving Corporation.

          (e) No fractional shares of FHP Common Stock, Convertible Merger Preferred Stock or Non-Convertible Merger Preferred Stock, and no certificates or scrip, or other evidence of ownership thereof, shall be issued. Each holder of Shares issued and outstanding on the Effective Date who would otherwise be entitled to receive a fractional share of




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     FHP Common Stock upon surrender of stock certificates for exchange pursuant to this Article IV (after taking into account all Shares then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the value of such fractional share, which shall be equal to the fraction of a share of FHP Common Stock that would otherwise be issued multiplied by the Average Closing Price. Each holder of Shares issued and outstanding on the Effective Date who would otherwise be entitled to receive a fractional share of Convertible Merger Preferred Stock upon surrender of stock certificates for exchange pursuant to this Article IV (after taking into account all Shares then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the fraction of a share of Convertible Merger Preferred Stock that would otherwise be issued multiplied by $25.00. Each holder of Shares issued and outstanding on the Effective Date who would otherwise be entitled to receive a fractional share of Non-Convertible Merger Preferred Stock upon surrender of stock certificates for exchange pursuant to this Article IV (after taking into account all Shares then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the fraction of a share of Non-Convertible Merger Preferred Stock that would otherwise be issued multiplied by $25.00.

          (f) Each share of FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock issued to "affiliates" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") shall bear the restrictive legend specified in Exhibit B hereto. The legend shall be removed upon transfer of such shares in accordance with Rule 145 under the Securities Act or pursuant to a registration statement under the Securities Act or an exemption from such registration requirement; provided that, except in the event of a transfer pursuant to a registration statement under the Securities Act, the transferor shall provide Purchaser with a written opinion of legal counsel to the transferor in form and substance satisfactory to Purchaser to the effect that such transfer may be made in accordance with Rule 145 or pursuant to an exemption from the registration requirements of the Securities Act.

          4.2. NEW CLASSES OF PREFERRED STOCK.

          (a) At or prior to the Effective Time, Purchaser shall file a Certificate of Designation in substantially the form of Exhibit C hereto with the Secretary of State of the State of Delaware, establishing the terms of a series of preferred stock of Purchaser (the "Convertible Merger Preferred Stock"). The Convertible Merger Preferred Stock shall be convertible into shares of FHP Common Stock upon the terms and conditions and have the other rights, privileges,



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     preferences and terms set forth in Exhibit C hereto; PROVIDED, HOWEVER, that if the Average Closing Price is less than the Base Price, the conversion price of $35.96, as set forth in the Certificate of Designation (the "Conversion Price"), shall be adjusted so that it is equal to 1.24 multiplied by the Average Closing Price; PROVIDED FURTHER, that in no event shall the Conversion Price be less than $31.00.

          (b) At or prior to the Effective Time, Purchaser shall file a Certificate of Designation in substantially the form of Exhibit D hereto with the Secretary of State of the State of Delaware, establishing the terms of a series of preferred stock of Purchaser (the "Non-Convertible Merger Preferred Stock"). The Non-Convertible Merger Preferred Stock shall have the rights, privileges, preferences and terms set forth in Exhibit D hereto.

          4.3. PAYMENT FOR SHARES.

          (a) At the Effective Time, Purchaser shall make available or cause to be made available to the party specified by Purchaser as the exchange agent (the "Exchange Agent"), for exchange in accordance with this Article IV, certificates representing the shares of FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock (collectively, the "Stock Consideration") issuable pursuant to Section 4.1 hereof, together with amounts reasonably estimated to be sufficient in the aggregate to provide the funds necessary for the Exchange Agent to make payments pursuant to Section 4.1 hereof of the Cash Merger Consideration and of payments in lieu of fractional shares of the Stock Consideration (such certificates and funds referred to collectively as the "Exchange Fund"), to holders of Shares issued and outstanding immediately prior to the Effective Time who are to receive the Merger Consideration; provided, however, that if the amounts made available to the Exchange Agent are not sufficient in the aggregate to make the payments required by Section 4.1, Purchaser shall promptly make available or cause to be made available to the Exchange Agent such additional funds as are required to make such payments.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares, a form (mutually agreed to by Purchaser and the Company) of letter of transmittal (the "Letter of Transmittal") which shall include provisions for making the Cash Election and instructions for making such election and effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in



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     exchange for payment of the Merger Consideration therefor.  Upon surrender to the Exchange Agent of such certificates, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, Purchaser shall cause to be issued and delivered to the persons entitled thereto certificates representing that number of whole shares of FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock which such persons have the right to receive in respect of such certificates, together with a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. A Cash Election which is not made in compliance with the instructions set forth in the Letter of Transmittal shall be treated as if no Cash Election had been made. Purchaser shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether a Cash Election has been properly made and to disregard immaterial defects in the making of such election. The decisions of Purchaser or, if delegated, of the Exchange Agent shall be conclusive and binding. Neither Purchaser, Merger Sub nor the Exchange Agent shall be under any obligation to notify any person of any defect in the making of a Cash Election.

          (c) No interest shall be paid or shall accrue on the amount payable upon the surrender of any certificate, whether or not such certificate was surrendered for the Merger Consideration. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Purchaser, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Purchaser or the Exchange Agent that such tax has been paid or is not payable.

          (d) Three hundred and sixty days following the Effective Time, Purchaser shall be entitled to cause the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) made available to the Exchange Agent which has not been disbursed to holders of certificates formerly representing Shares outstanding at the Effective Time, and thereafter such holders shall be entitled to look only to Purchaser for payment of their claim for the Stock Consideration, and as general creditors thereof with respect to the Cash Merger Consideration, cash in lieu of fractional shares, and any dividends or distributions with respect to the Stock Consideration payable upon due surrender of their



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     certificates.  Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official as required by any applicable abandoned property, escheat or similar law.

          (e) Purchaser shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration.

          4.4. APPRAISAL RIGHTS. If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder's Shares for their "fair value," as provided in Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such stockholder shall thereupon be entitled to be surrendered in exchange for the Merger Consideration.

          4.5. TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration.

          4.6. PURCHASER DIVIDENDS. No dividends that are otherwise payable on the Stock Consideration to be received in exchange for Shares in the Merger shall be paid to persons entitled to receive the Stock Consideration until such persons surrender their certificates representing Shares. Upon such surrender, there shall be paid to the person in whose name the Stock Consideration shall be issued any dividends which shall have become payable with respect to such Stock Consideration (less the amount of withholding taxes, if any, which may have been imposed thereon) between the Effective Time and the time of such surrender. After such surrender, there shall be paid to the person in whose name the Stock Consideration shall be issued any dividends on such Stock Consideration which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends.



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                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

          5.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.   The Company
hereby represents and warrants to Purchaser and Merger Sub that:

          (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries (as defined in Section 9.10) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where such failure to so qualify or be in such good standing, when taken together with all other such failures, does not have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of the Company and its subsidiaries taken as a whole. Each of the Company and its subsidiaries has the requisite corporate power and corporate authority to own and lease its properties and assets and to carry on its respective businesses as they are now being conducted. Schedule 5.1(a) sets forth: each of the Company's subsidiaries; each subsidiary's jurisdiction of organization; each corporation, partnership, joint venture or other organization in which the Company or any of its subsidiaries owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is so owned); and the names of persons other than the Company that are equity investors in the Company's subsidiaries or any such corporation, partnership, joint venture or other organization other than such a publicly-traded corporation. Other than as disclosed in Schedule 5.1(a), the Company has no subsidiaries. The Company has provided to Purchaser complete and correct copies of the Company's Certificate of Incorporation and By-Laws, and comparable charter documents and bylaws of each subsidiary, each as amended to date. The Company's Certificate of Incorporation and By-Laws and the subsidiaries' charter documents and by-laws, as so delivered, are in full force and effect.

          (b) AUTHORIZED CAPITAL. The authorized capital stock of the Company consists of: 20,000,000 Shares, of which 12,861,177 Shares were outstanding on January 31, 1994, and 1,000,000 shares of preferred stock, none of which were outstanding on January 31, 1994. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except that, as of January 31, 1994, there were sufficient Shares reserved for issuance pursuant to the options set forth on Schedule 5.1 (b), the 1990 Stock Option Plan and the 1993 Stock Option Plan (collectively, the "Stock Plans"), of which there are 703,616 Shares subject to options outstanding. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 5.1(a), owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, or similar encumbrances. Except as set forth above and in Schedule 5.1(b), there are no shares of capital stock of the Company authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights (including any form of "poison pill" rights), convertible securities or other agreements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. After the Effective Time, the Surviving Corporation shall have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Benefit Plan (as defined in Section 5.1(g)). As of the date of this Agreement, there has been no change in the information set forth above as of January 31, 1994, except for such changes that may relate to the exercise or expiration of options granted pursuant to the Stock Plans.

          (c) CORPORATE AUTHORITY. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

          (d)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

               (i) Other than the filings provided for in Section 1.3, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as set forth on Schedule 5.1(d)(i) or otherwise required by law (together, the "Company Regulatory Filings"), no notices, reports or other filings are required to be made by the Company or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its subsidiaries from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. Other than the filings provided for in Section 1.3 or required under the HSR Act or the Exchange Act, Schedule 5.1(d)(i) sets forth all Company Regulatory Filings known by the Company to be required as of the date hereof. Upon becoming aware of any Company Regulatory Filings which are required by law but are not listed on Schedule 5.1(d)(i) (other than the filings provided for in Section 1.3 or required under the HSR Act or the Exchange Act), the Company shall promptly notify Purchaser of such Company Regulatory Filings.

              (ii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (a) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, (b) except as set forth in
          Schedule 5.1(d)(ii), a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Benefit Plans or any grant or award made under any of the foregoing, (c) except as set forth in Schedule 5.1(d)(ii), a breach or violation of, a default or any change in the rights or obligations of any party under, the acceleration of or the creation of a lien, pledge, security interest or similar encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any Material Contract (as defined in
          Section 5.1(k)) of the Company or any of its subsidiaries or any change in the rights or obligations of the Company or any of its subsidiaries under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject.

             (iii) If the options outstanding under the 1993 Stock Option Plan are assumed by Purchaser in accordance with the terms of such plan, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, result in the acceleration of any such options.

          (e) COMPANY REPORTS; FINANCIAL STATEMENTS. The Company has delivered to Purchaser (i) each proxy statement or information statement distributed by it since January 1, 1992, (ii) the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and (iii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993 and (iv) each report on Form 8-K filed by it since December 31, 1992, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Company Reports"). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, of changes in stockholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports, the Company has not filed prior to the date hereof any definitive reports or statements with the SEC since December 31, 1992.

          (f) ABSENCE OF CERTAIN CHANGES; NO OTHER LIABILITIES. Except as disclosed in the Company Reports or in Schedule 5.1(f)(i), since December 31, 1992, to the date hereof, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material adverse change in the financial condition, cash flows, properties, businesses, prospects or results of operations of the Company and its subsidiaries taken as a whole or any development or combination of developments of which management of the Company is aware which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) any change by the Company in accounting principles, practices or methods;
     (iv) any action taken after September 30, 1993 which, if taken after the date of this Agreement, would have required the consent of Purchaser under
     Section 6.1; or (v) any material revaluation by the Company of any of its assets. Neither the Company nor any subsidiary has any liabilities required to be set forth on a balance sheet in accordance with GAAP, except
     (i) liabilities that are reflected or disclosed in the most recent of the financial statements referred to in subsection (e) above, (ii) liabilities incurred after September 30, 1993 in the ordinary course of business and consistent in size and amount with the Company's prior experience reflected in the Company Reports or (iii) liabilities that are set forth on Schedule 5.1(f)(iii).

          (g)  EMPLOYEE BENEFITS.

               (i) To the extent required by law, the Company Reports together with Schedule 5.1(g)(i) accurately list as of the date of this Agreement all material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any such plan, contract or arrangement, maintained or contributed to by the Company and its subsidiaries. All such plans (regardless of whether they are funded or unfunded or foreign or domestic) and any other material "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (collectively "Benefit Plans") are listed in
          Schedule 5.1(g)(i). True and complete copies of (i) all Benefit Plans and such other contracts or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans, contracts and arrangements, and all amendments thereto, and (ii) to the extent applicable, summary plan descriptions, Form 5500's and actuarial reports have been provided to Purchaser. Neither the Company nor its subsidiaries has any obligation (or made any promise) to adopt any new plans or amend existing Benefit Plans which would increase the benefits or liabilities under such Benefit Plans.

              (ii) All Benefit Plans have been operated and administered in material compliance with their terms, and, to the extent subject to ERISA, in compliance with ERISA. There is no pending or threatened litigation relating to the Benefit Plans nor any reasonable basis therefor. No event has occurred that is reasonably likely to subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or
          Section 502 of ERISA. Except as set forth on Schedule 5.1(g)(ii), each of the Benefit Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status.

             (iii) No material liability of Title IV of ERISA has been incurred in the last five years or is expected to be incurred by the Company or any subsidiary of the Company with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a predecessor of the Company or an employer affiliated with the Company under Section 4001 of ERISA (an "ERISA Affiliate"). The Company and its subsidiaries and their ERISA Affiliates have not incurred in the last five years, and are unaware of any impending, withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA.

              (iv) With respect to Benefit Plans, in the aggregate, there are no funded obligations for which contributions have not been made or properly accrued. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has occurred with respect to any Benefit Plans. There are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the consolidated financial statements of the Company and its subsidiaries.


               (v) Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement.

              (vi) Neither Company nor any of its subsidiaries has any obligation for retiree health, medical or life insurance benefits under any Benefit Plans other than (i) coverage mandated by applicable law or (ii) benefits the full cost of which are borne by the current or former employee (or his beneficiary).

             (vii) In the aggregate, there has been no misadministration of, or improper provision with respect to, any Benefit Plans and no event has occurred in connection with which the Company or any of its subsidiaries would be subject to any penalties or liabilities (other than regularly anticipated liabilities for benefits pursuant to such plans), except where such penalties or liabilities, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of the Company and its subsidiaries taken as a whole.

            (viii) The current present value of all accumulated benefit obligations under each of the Benefit Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Company's most recent 10-K, based upon reasonable actuarial assumptions currently utilized for such plan.

              (ix) Except as set forth in Schedule 5.1(g)(ix), there have been no material increases in salaries or bonuses (including grants of stock options) paid to executives of the Company or its subsidiaries after September 30, 1993.

          (h) PROXY STATEMENT. The joint proxy statement with respect to the meetings of stockholders referred to in Section 6.3 (the "Proxy Statement") shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders, or at the time of the stockholders meetings referred to in Section 6.3, with respect to any information concerning the Company or any of its subsidiaries or any of their affiliates, officers, directors, employees, shareholders or advisers, any information pertaining to the Company's consideration of participation in the transactions contemplated by this Agreement, or any information incorporated by reference to a document filed by the Company (or any officer or shareholder thereof) with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information concerning Purchaser or any of its subsidiaries or advisers included or incorporated by reference in the Proxy Statement.

          (i) TAXES. Except as disclosed in writing to Purchaser on the date hereof, the Company and each of its subsidiaries has timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains and other tax returns or reports required to be filed by it, and has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, including any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), required to be paid, other than such Taxes for which adequate reserves have been established and which (a) are being contested in good faith or (b) are not subject to penalty for late payment. Except as previously disclosed to Purchaser, there are no claims or assessments pending against the Company or any subsidiary for any alleged deficiency in any Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any subsidiary, nor of any basis upon which such a claim or assessment would successfully be made (other than those for which adequate reserves have been established). Neither the Company nor any of its subsidiaries has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code. Except as set forth in Schedule 5.1(i)(i), the Company has no waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in Schedule 5.1(i)(ii), there are no outstanding requests by the Company for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. Except as set forth on Schedule 5.1(i)(iv), no taxing authority is conducting or, to the Company's knowledge, has threatened or notified the Company or any of its subsidiaries that it intends to conduct, an audit of any prior tax period of the Company or any of its past or present subsidiaries.

          (j) COMPLIANCE WITH LAW. Each of the Company and its subsidiaries, to the extent conducting a health maintenance organization ("HMO") or insurance business, is duly qualified or authorized and in good standing under the HMO laws or insurance laws, respectively, of each State in which the conduct of such business requires such qualification or authorization. Except as set forth on Schedule 5.1(j), the conduct of the Company's and its subsidiaries' respective businesses is in conformity with all foreign, federal, state, local and other governmental and regulatory requirements, and the forms, procedures and practices of the Company and its subsidiaries are in compliance with all such requirements, to the extent applicable, except where such non-conformities, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of the Company and its subsidiaries taken as a whole.

          (k) CERTAIN AGREEMENTS. Schedule 5.1(k) sets forth, as of the date of this Agreement, a true and complete list of (i) each contract, agreement or other arrangement of or involving the Company or any of its subsidiaries with respect to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements, (ii) each contract, agreement or other arrangement which limits or restricts the ability of the Company or any of its subsidiaries to compete or otherwise to conduct its business in any manner or place, (iii) each mortgage, contract, license, lease, indenture or other agreement of the Company or any of its subsidiaries (a) which would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any Benefit Plan), or (b) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause (iii)(b), is material to the Company and its subsidiaries or their businesses or prospects taken as a whole, and (iv) for each of the three administrative regions of the Company (Midwestern, Colorado and California) (a) the ten largest contracts or agreements (based on revenues generated thereunder) with employer groups and (b) the ten largest contracts or agreements (based on payments made thereunder) with providers of health care services (the items referred to in clauses i, ii, iii(a), iii(b) and (iv) of this sentence being referred to herein as "Material Contracts"). A true and complete copy of each Material Contract has been made available to Purchaser (other than pricing data in contracts with employer groups and providers). Except as set forth in Schedule 5.1(k), each Material Contract is a valid and legally binding obligation of the Company or one of its subsidiaries, whichever is applicable, is in full force and effect, all material obligations required to be performed thereunder as of the date hereof by the Company or its subsidiaries, whichever is applicable, have been performed to date, and, to the knowledge of the Company, no other party to any such Material Contract is in default in any material respect under the terms thereof except for such failures to perform or defaults which do not give rise to any rights of termination, damages or other changes in the relations of the parties and individually and in the aggregate are not material.

          (l)  TITLE TO PROPERTY.

               (i) The Company and its subsidiaries own and hold title to all real and other property reflected in the Company Reports as owned by the Company, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except for (i) such as are disclosed in the Company Reports or Schedule 5.1(l), (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business and (iii) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings.

              (ii) All material leasehold properties held by the Company or any of its subsidiaries as lessee are held under valid, binding and enforceable leases, subject only to exceptions that, individually and in the aggregate, do not adversely affect the value or use thereof. There is no pending or threatened order, decree, injunction, judgment, ruling or writ, or action, complaint, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or governmental entity ("Actions") that would materially interfere with the quiet enjoyment of such leasehold interests by the Company or its subsidiaries.

          (m) BROKERS AND FINDERS. Other than as required by Section 8.5 of this Agreement, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder's, breakup, topping, termination or similar fees or commissions in connection with the transactions contemplated herein, except that the Company has employed Kidder Peabody & Co. as its financial advisor.

          (n) LEGAL PROCEEDINGS. Except as set forth in Schedule 5.1(n), there is no Action, either pending or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary or any of their respective properties or assets that might reasonably be expected to result in an adverse judgment of $100,000 or more, or could reasonably be expected to materially adversely affect the conduct of the Company's or its subsidiaries' business or to impede or prohibit any of the transactions contemplated by this Agreement. Schedule 5.1(n) lists each Action that involves a claim or potential claim of aggregate liability in excess of $100,000 against, or that enjoins or seeks to enjoin any activity by, the Company or any subsidiary. Except as set forth in Schedule

     5.1(n) or in connection with the transactions contemplated hereby, there is no matter as to which the Company or any subsidiary has received any notice, claim or assertion, or, to the knowledge of the Company, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of the Company or any subsidiary or any other person, nor to the knowledge of the Company is there any reasonable basis therefor, in connection with which any such person has or may reasonably be expected to have any right to be indemnified by the Company or any subsidiary.

          (o) FAIRNESS OPINION. The Company and its Board of Directors has received from Kidder Peabody & Co. an opinion, dated the date hereof, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to such holders.

          (p) REGULATORY STATEMENTS. The annual and quarterly statements described on Schedule 5.1(p) and the statutory balance sheets and income statements included therein (i) are true and accurate in all material respects, (ii) are complete in accordance with the accounting principles or practices set forth in applicable State laws and regulations or prescribed or permitted by the relevant State regulatory body ("Statutory Accounting Principles") in all material respects, (iii) present fairly the statutory financial condition and results of operations of the Company and/or its subsidiary as of the dates and for the periods indicated therein and have been prepared in accordance with Statutory Accounting Principles consistently applied throughout the periods indicated, except as expressly set forth therein, and (iv) constitute all state-mandated periodic statutory accounting reports required to be filed by the Company or any of its subsidiaries since December 31, 1992.

          (q) INSURANCE. Schedule 5.1(q) lists all policies of insurance currently in effect to which the Company or any of its subsidiaries is a beneficiary or named insured. Neither the Company nor any subsidiary is in default under any such policy, and all such policies are in full force and effect, with all premiums due thereon paid. The Company and its subsidiaries have timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage.

          (r) INSURANCE SUBSIDIARIES. TakeCare Insurance Company, a Colorado corporation and wholly owned subsidiary of the Company ("TIC"), is duly licensed and in good standing to issue indemnity health insurance and transact the business of insurance in the State of Colorado.

     TakeCare Life Insurance Company, an Arizona corporation and wholly owned subsidiary of the Company ("TC Life" and together with TIC, the Insurance Subsidiaries"), is duly licensed and in good standing to issue indemnity health reinsurance and transact the business of reinsurance in the State of Arizona. Copies of the Insurance Subsidiaries' licenses are set forth in
     Schedule 5.1 (r). Since December 31, 1990 (and prior to December 31, 1990, to the knowledge of the Company) the Insurance Subsidiaries have never had any license or certificate of authority revoked nor has any state refused any of their applications for a license or certificate of authority. To the knowledge of the Company, since December 31, 1990, no violations have been recorded in respect of any such licenses or certificates of authority, and no investigation or proceeding is pending or threatened which might involve the revocation or limitation of any of such licenses or certificates. Except as set forth in Schedule 5.1 (r), there are no conditions to such licenses or certificates of authority. The Company is not in possession of any information which would lead it to believe that any licenses or permits necessary to the conduct of the Insurance Subsidiaries' respective businesses will not remain in full force and effect for the full length of their terms. The insurance reserving practices and policies of the Insurance Subsidiaries have been selected and applied in good faith and comply with Statutory Accounting Principles, and such practices and policies are reflected in the annual convention form statements of the Insurance Subsidiaries filed with the Insurance Commissioners of their respective States of qualification for the years ended December 31, 1992 and 1993 (and 1991 with respect to TIC), except for such non-compliances as cannot materially adversely affect the conduct of the business or prospects of the Insurance Subsidiaries.

          (s) INVESTMENTS. A statement of the Company's investment policy (the "Investment Policy") is set forth on Schedule 5.1(s). Except as described on Schedule 5.1(s), all investments currently held by the Company and its subsidiaries have been made and maintained in accordance with the Investment Policy, and in the aggregate, there is no recognized or unrecognized loss attributable to such investments that are not reflected on the most recent balance sheet included in the Company Reports.

          (t) IBNR RESERVES. The reserves established by the Company and its subsidiaries (including the Insurance Subsidiaries) in the Company Reports, or in any financial statement or balance sheet contained in any document filed with the SEC after the date hereof, for incurred but not yet paid claims for, or relating to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) are computed on the basis of assumptions consistent with those used in computing the corresponding reserve in the prior fiscal year, and (iv) include provision for all actuarial reserves and related items which ought to be established in accordance with applicable laws or regulations and prudent industry practices. As of the date of this Agreement, neither the Company nor its senior management is aware of any fact or circumstance which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in reserves for such incurred but not yet paid claims above that reflected in the most recent balance sheet included in the Company Reports (other than increases consistent with past experience resulting from increases in enrollment with respect to the Company's services).

          (u) HEALTH CARE PROVIDER CONTRACTS. Except as set forth in Schedule 5.1(u), as of the date of this Agreement, there is no pending or, to the Company's knowledge, threatened cancellation of any material contract between the Company or any of its subsidiaries and any provider of health care services, and the Company does not believe that any such cancellation will occur prior to December 31, 1994.

          (v) AUDITS BY GOVERNMENTAL ENTITIES. As of the date of this Agreement, other than as disclosed in Schedule 5.1(v), no audit of the Company or any of its subsidiaries which may be expected to have a material adverse effect on the Company and its subsidiaries (taken as a whole) is pending before, or to the Company's knowledge has been threatened by, any governmental or regulatory authority of the United States (other than the Internal Revenue Service), the several States (other than state taxing authorities) or any foreign jurisdiction nor is any such audit anticipated to occur before December 31, 1994.

          (w) ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 5.1(w), (i) neither the Company nor any subsidiary has generated, used, transported, treated, stored, released or disposed of, or has permitted anyone else (in a manner that might expose the Company or any of its subsidiaries to liability or penalties) to generate, use, transport, treat, store, release or dispose of any Hazardous Substances (as defined below) in violation of any applicable laws, regulations, orders or other requirements of governmental authorities relating to Hazardous Substances or to the use, storage, treatment, disposal, transport, generation, release or exposure of others to Hazardous Substances (collectively, "Environmental Regulations");
     (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or any subsidiary or the use of any property or facility of the Company or any subsidiary which has created or might reasonably be expected to create any liability under any Environmental Regulations or which would require reporting to or notification of any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction; and (iii) any Hazardous Substance handled or dealt with in any way in connection with the businesses of the Company or any subsidiary has been and is being handled or dealt with in all respects in compliance with applicable Environmental Regulations, except where such non-compliances under clauses (i), (ii) and
     (iii), individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of the Company and its subsidiaries taken as a whole. For purposes of this paragraph, "Hazardous Substance" includes (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Regulations as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

          5.2. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB. Purchaser and Merger Sub represent and warrant to the Company that:

          (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Purchaser and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where such failure to so qualify or be in such good standing, when taken together with all other such failures, does not have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of Purchaser and its subsidiaries taken as a whole. Each of Purchaser and its subsidiaries has the requisite corporate power and corporate authority to own and lease its properties and assets and to carry on its respective businesses as they are now being conducted.
     Schedule 5.2(a) sets forth: each of Purchaser's subsidiaries; each subsidiary's jurisdiction of organization; and each corporation, partnership, joint venture or other organization in which Purchaser or any of its subsidiaries owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is so owned). Purchaser has made available to the Company complete and correct copies of Purchaser's Certificate of Incorporation and By-Laws, and comparable charter documents and bylaws of each subsidiary, each as amended to date. Purchaser's Certificate of Incorporation and By-Laws and the subsidiaries' charter documents and by-laws are in full force and effect.

          (b) AUTHORIZED CAPITAL. The authorized capital stock of Purchaser consists of: 70,000,000 shares of FHP Common Stock, of which 33,109,582 shares were outstanding on December 31, 1993, and 5,000,000 shares of preferred stock, none of which were outstanding on December 31, 1993. All of the outstanding shares of FHP Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Purchaser has no shares of FHP Common Stock reserved for issuance, except that, as of December 31, 1993, there were 5,278,745 shares reserved for issuance pursuant to Purchaser's Executive Incentive Plan (the "Incentive Plan"), of which there were 2,771,703 shares subject to options outstanding, and there were 8,970,321 shares reserved for issuance on exercise of the Rights under the Rights Agreement. Each of the outstanding shares of capital stock of each of Purchaser's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 5.2(a), owned, either directly or indirectly, by Purchaser free and clear of all liens, pledges, security interests, or similar encumbrances. Except as set forth above and in Schedule 5.2(b), there are no shares of capital stock of Purchaser authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights (including any form of "poison pill" rights), convertible securities or other agreements or commitments of any character to which Purchaser is a party relating to the issued or unissued capital stock or other securities of Purchaser or any of its subsidiaries. As of the date of this Agreement, there has been no change in the information set forth above as of December 31, 1993, except for such changes that may relate to the exercise or expiration of options granted pursuant to the Incentive Plan. Upon issuance, the Stock Consideration will be duly authorized, validly issued, non-assessable and free of preemptive rights.

          (c) CORPORATE AUTHORITY. Subject only to approval by the holders of a majority of the outstanding shares of FHP Common Stock of this Agreement and an amendment to

     Purchaser's Certificate of Incorporation to increase the number of shares of preferred stock which Purchaser is authorized to issue, each of Purchaser and Merger Sub has the requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

          (d)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

               (i) Other than the filings provided for in Section 1.3 and such filings as are required under the HSR Act, the Securities Act, the Exchange Act, by the insurance, HMO (or similar body), securities or "blue sky" laws of the various States and as set forth on Schedule 5.2(d)(i) or otherwise required by law (together, the "Purchaser Regulatory Filings" and together with the Company Regulatory Filings, the "Regulatory Filings"), no notices, reports or other filings are required to be made by Purchaser or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or Merger Sub from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby. Other than the filings provided for in Section 1.3 or required under the HSR Act, the Securities Act, the Exchange Act or by the insurance, HMO (or similar body), securities or "blue sky" laws of the various States, Schedule 5.2(d)(i) sets forth all Purchaser Regulatory Filings known by Purchaser to be required as of the date hereof. Upon becoming aware of any Purchaser Regulatory Filings which are required by law but are not listed on Schedule 5.2(d)(i) (other than the filings provided for in Section 1.3 or required under the HSR Act, the Securities Act, the Exchange Act or by the insurance, HMO (or similar body), securities or "blue sky" laws of the various States), Purchaser shall promptly notify the Company of such Purchaser Regulatory Filings.

              (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the transactions contemplated by this Agreement will not, constitute or result in (a) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Purchaser or the comparable governing instruments of any of its subsidiaries, including Merger Sub, or (b) a breach or violation of, a default or any change in the rights or obligations of any party under, the acceleration of or the creation of a lien, pledge, security interest or similar encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any Contract (as defined in Section 5.2(k)) of Purchaser or any of its subsidiaries or any change in the rights or obligations of Purchaser or any of its subsidiaries under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or any of its subsidiaries is subject, except, in the case of clause
          (b) above, for such breaches, violations, defaults, accelerations or changes that, alone and in the aggregate, do not have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of Purchaser and its subsidiaries taken as a whole or that could not prevent or materially delay the Merger.

          (e) PURCHASER REPORTS; FINANCIAL STATEMENTS. Purchaser has delivered to the Company (i) each proxy statement or information statement prepared by Purchaser since December 31, 1992, (ii) Purchaser's Annual Report on Form 10-K for the fiscal year ended June 30, 1993, (iii) Purchaser's Quarterly Report on Form 10-Q for the period ended September 30, 1993 and
     (iv) each report on Form 8-K filed by it since June 30, 1993, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Purchaser Reports"). As of their respective dates, the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports (including the related notes and schedules) fairly presents the consolidated financial position of Purchaser and its subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Purchaser Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of Purchaser and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Other than the Schedule 13D filed in connection with this transaction, the registration statement on Form S-3 relating to Purchaser's outstanding debt securities and the Purchaser Reports, Purchaser has not filed prior to the date hereof any definitive reports or statements with the SEC since June 30, 1993.

          (f) ABSENCE OF CERTAIN CHANGES; NO OTHER LIABILITIES. Except as disclosed in the Purchaser Reports or as disclosed to the Company in writing on or prior to the date hereof, since December 31, 1992, to the date hereof, Purchaser and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material adverse change in the financial condition, cash flows, properties, businesses, prospects or results of operations of Purchaser and its subsidiaries taken as a whole or any development or combination of developments of which management of Purchaser is aware which is reasonably likely to result in any such change; (ii) any change by Purchaser in accounting principles, practices or methods, other than as disclosed in the Purchaser Reports; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Purchaser; or (iv) any material revaluation by Purchaser of any of its assets. Neither Purchaser nor any subsidiary has any liabilities required to be set forth on a balance sheet in accordance with GAAP, except (i) liabilities that are reflected or disclosed in the most recent of the financial statements referred to in subsection (e) above,
     (ii) liabilities incurred after September 30, 1993 in the ordinary course of business and consistent in size and amount with Purchaser's prior experience reflected in the Purchaser Reports or (iii) liabilities that are set forth on Schedule 5.2(f).

          (g)  EMPLOYEE BENEFITS.

               (i) To the extent required by law, the Purchaser Reports together with Schedule 5.2(g) accurately list as of the date of this Agreement all material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all material employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any such plan, contract or arrangement, maintained or contributed to by Purchaser and its subsidiaries (collectively, the "Purchaser Benefit Plans").

              (ii) With respect to the Purchaser Benefit Plans, in the aggregate, there are no funded obligations for which contributions have not been made or properly accrued. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has occurred with respect to any Purchaser Benefit Plans. There are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the consolidated financial statements of Purchaser and its subsidiaries.

             (iii) Neither Purchaser nor any of its subsidiaries is a party to any collective bargaining agreement.

              (iv) Neither Purchaser nor any of its subsidiaries has any obligation for retiree health, medical or life insurance benefits under any Purchaser Benefit Plans other than (i) coverage mandated by applicable law or (ii) benefits the full cost of which are borne by the current or former employee (or his beneficiary).

               (v) In the aggregate, there has been no misadministration of, or improper provision with respect to, any Purchaser Benefit Plans and no event has occurred in connection with which Purchaser or any of its subsidiaries would be subject to any penalties or liabilities (other than regularly anticipated liabilities for benefits pursuant to such plans), except where such penalties or liabilities, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of Purchaser and its subsidiaries taken as a whole.

          (h) PROXY STATEMENT. The Proxy Statement shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders, or at the time of the stockholders meetings referred to in Section 6.3, with respect to any information concerning Purchaser or any of its subsidiaries or any of their affiliates, officers, directors, employees, shareholders or advisers, any information pertaining to Purchaser's consideration of participation in the transactions contemplated by this Agreement, or any information incorporated by reference to a document filed by Purchaser (or any officer or shareholder thereof) with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information concerning the Company or any of its subsidiaries or advisers included or incorporated by reference in the Proxy Statement.

          (i) TAXES. Purchaser and each of its subsidiaries has timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains and other tax returns or reports required to be filed by it, and has paid or withheld, or caused to be paid or withheld, all Taxes required to be paid, other than such Taxes for which adequate reserves have been established and which (a) are being contested in good faith or (b) are not subject to penalty for late payment. Except as previously disclosed to the Company, there are no claims or assessments pending against Purchaser or any subsidiary for any alleged deficiency in any Tax, and Purchaser does not know of any threatened Tax claims or assessments against Purchaser or any subsidiary, nor of any basis upon which such a claim or assessment would successfully be made (other than those for which adequate reserves have been established). Neither Purchaser nor any of its subsidiaries has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code. Except as set forth in Schedule 5.2(i)(i), Purchaser has no waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in Schedule 5.2(i)(ii), there are no outstanding requests by Purchaser for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. Except as set forth on Schedule 5.2(i)(iv), no taxing authority is conducting or, to the knowledge of Purchaser, has threatened or notified Purchaser or any of its subsidiaries that it intends to conduct, an audit of any prior tax period of Purchaser or any of its past or present subsidiaries.

          (j) COMPLIANCE WITH LAW. The conduct of Purchaser's and its subsidiaries' respective businesses is in conformity with all foreign, federal, state, local and other governmental and regulatory requirements, and the forms, procedures and practices of Purchaser and its subsidiaries are in compliance with all such requirements, to the extent applicable, except where such non-conformities, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of Purchaser and its subsidiaries taken as a whole.

          (k) CERTAIN AGREEMENTS. Schedule 5.2(k) sets forth, as of the date of this Agreement, a true and complete list of (i) each contract, agreement or other arrangement of or involving Purchaser or any of its subsidiaries with respect to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements, (ii) each contract, agreement or other arrangement which limits or restricts the ability of Purchaser or any of its subsidiaries to compete or otherwise to conduct its business in any manner or place, (iii) each mortgage, contract, license, lease, indenture or other agreement of Purchaser or any of its subsidiaries (a) which would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any Purchaser Benefit Plan), or (b) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause (iii)(b), is material to Purchaser and its subsidiaries or their businesses or prospects taken as a whole, and (iv) for the California administrative region of Purchaser (a) the ten largest contracts or agreements (based on revenues generated thereunder) with employer groups and (b) the ten largest contracts or agreements (based on payments made thereunder) with providers of health care services (the items referred to in clauses i, ii, iii(a), iii(b) and (iv) of this sentence being referred to herein as "Contracts"). A true and complete copy of each Contract has been made available to the Company (other than pricing data in contracts with employer groups and providers). Except as set forth in
     Schedule 5.2(k), each Contract is a valid and legally binding obligation of Purchaser or one of its subsidiaries, whichever is applicable, is in full force and effect, all material obligations required to be performed thereunder as of the date hereof by Purchaser or its subsidiaries, whichever is applicable, have been performed to date, and, to the knowledge of Purchaser, no other party to any such Contract is in default in any material respect under the terms thereof except for such failures to perform or defaults which do not give rise to any rights of termination, damages or other changes in the relations of the parties and individually and in the aggregate are not material.

          (l)  TITLE TO PROPERTY.

               (i) Purchaser and its subsidiaries own and hold title to all real and other property reflected in the

          Purchaser Reports as owned by Purchaser, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except for (i) such as are disclosed in the Purchaser Reports or Schedule 5.2(l), (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business and (iii) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings.

              (ii) All material leasehold properties held by Purchaser or any of its subsidiaries as lessee are held under valid, binding and enforceable leases, subject only to exceptions that, individually and in the aggregate, do not adversely affect the value or use thereof. There is no pending or threatened Action that would materially interfere with the quiet enjoyment of such leasehold interests by Purchaser or its subsidiaries.

          (m) BROKERS AND FINDERS. Other than as required by Section 8.5 of this Agreement, neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder's, breakup, topping, termination or similar fees or commissions in connection with the transactions contemplated herein, except that Purchaser has employed Smith Barney Shearson Inc. as its financial advisor.

          (n) LEGAL PROCEEDINGS. There is no Action, either pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser or any subsidiary or any of their respective properties or assets that might reasonably be expected to materially adversely affect the conduct of Purchaser's and its subsidiaries' business or to impede or prohibit any of the transactions contemplated by this Agreement. Except as set forth in the Purchaser Reports or in connection with the transactions contemplated hereby, there is no matter as to which Purchaser or any subsidiary has received any notice, claim or assertion, or, to the knowledge of Purchaser, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Purchaser or any subsidiary or any other person, nor to the knowledge of Purchaser is there any reasonable basis therefor, in connection with which any such person has or may reasonably be expected to have any right to be indemnified by Purchaser or any subsidiary, except where such rights of indemnification, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of Purchaser and its subsidiaries taken as a whole.

          (o) FAIRNESS OPINION. Purchaser and its Board of Directors has received from Smith Barney Shearson Inc. an opinion, dated the date hereof, to the effect that the consideration to paid to the stockholders of the Company in the Merger is fair, from a financial point of view, to Purchaser and its stockholders.

          (p) REGULATORY STATEMENTS. The annual and quarterly statements described on Schedule 5.2(p) and the statutory balance sheets and income statements included therein (i) are true and accurate in all material respects, (ii) are complete in accordance with Statutory Accounting Principles in all material respects, (iii) present fairly the statutory financial condition and results of operations of Purchaser and/or its subsidiaries as of the dates and for the periods indicated therein and have been prepared in accordance with Statutory Accounting Principles consistently applied throughout the periods indicated, except as expressly set forth therein, and (iv) constitute all state-mandated periodic statutory accounting reports required to be filed by Purchaser or any of its subsidiaries since December 31, 1992.

          (q) INSURANCE. Neither Purchaser nor any subsidiary is in default under any policy of insurance, and all such policies are in full force and effect, with all premiums due thereon paid. Purchaser and its subsidiaries have timely filed all material claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage.

          (r) INVESTMENTS. A statement of Purchaser's investment policy (the "Purchaser Investment Policy") is set forth on Schedule 5.2(r). Except as described on Schedule 5.2(r), all investments currently held by Purchaser and its subsidiaries have been made and maintained in accordance with the Purchaser Investment Policy, and in the aggregate, there is no recognized or unrecognized loss attributable to such investments that are not reflected on the most recent balance sheet included in the Purchaser Reports.

          (s) IBNR RESERVES. The reserves established by Purchaser and its subsidiaries in the Purchaser Reports, or in any financial statement or balance sheet contained in any document filed with the SEC after the date hereof, for incurred but not yet paid claims for, or related to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the requirements of any law, rule or regulation applicable to such reserves,
     (iii) are computed
     on the basis of assumptions consistent with those used in computing the corresponding reserve in the prior fiscal year, and (iv) include provision for all actuarial reserves and related items which ought to be established in accordance with applicable laws or regulations and prudent industry practices. As of the date of this Agreement, neither Purchaser nor its senior management is aware of any fact or circumstance which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in reserves for such incurred but not yet paid claims above that reflected in the most recent balance sheet included in the Purchaser Reports (other than increases consistent with past experience resulting from increases in enrollment with respect to Purchaser's services).

          (t) HEALTH CARE PROVIDER CONTRACTS. Except as set forth in Schedule 5.2(t), as of the date of this Agreement, there is no pending or, to Purchaser's knowledge, threatened cancellation of any material contract between Purchaser or any of its subsidiaries and any provider of health care services, and Purchaser does not believe that any such cancellation will occur prior to December 31, 1994.

          (u) AUDITS BY GOVERNMENTAL ENTITIES. As of the date of this Agreement, other than as disclosed in Schedule 5.2(u), no audit of Purchaser or any of its subsidiaries which may reasonably be expected to have a material adverse effect on Purchaser and its subsidiaries (taken as a whole) is pending before, or to Purchaser's knowledge has been threatened by, any governmental or regulatory authority of the United States (other than the Internal Revenue Service), the several States (other than state taxing authorities) or any foreign jurisdiction nor is any such audit anticipated to occur before December 31, 1994.

          (v) ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 5.2(v), (i) neither Purchaser nor any subsidiary has generated, used, transported, treated, stored, released or disposed of, or has permitted anyone else (in a manner that might expose Purchaser or any of its subsidiaries to liability or penalties) to generate, use, transport, treat, store, release or dispose of any Hazardous Substances (as defined in Section 5.1(w)) in violation of any Environmental Regulations; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of Purchaser or any subsidiary or the use of any property or facility of Purchaser or any subsidiary which has created or might reasonably be expected to create any liability under any Environmental Regulations or which would require reporting to or notification of any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction; and (iii) any Hazardous Substance handled or dealt with in any way in connection with the businesses of Purchaser or any subsidiary has been and is being handled or dealt with in all respects in compliance with applicable Environmental Regulations, except where such non-compliances under clauses (i), (ii) and
     (iii), individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of Purchaser and its subsidiaries taken as a whole.


                                   ARTICLE VI

                                    COVENANTS

          6.1. INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, after the date hereof and prior to the Effective Time, unless Purchaser shall have consented in writing thereto:

          (a) the business of the Company and its subsidiaries and affiliates shall be conducted only in the ordinary and usual course, and to the extent consistent therewith, each of the Company and its subsidiaries and affiliates shall use commercially reasonable efforts to preserve its business organization and good will intact, keep available the services of its officers and employees, and maintain its existing relations with customers, suppliers and business associates;

          (b) the Company shall not (i) sell or pledge or agree to sell or pledge any equity securities of its subsidiaries owned by it (except for statutory deposits made (to comply with applicable laws and regulations) after 10-day's prior notice thereof to Purchaser); (ii) amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

          (c) except as set forth on Schedule 6.1(c), neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than additional purchases of securities from wholly-owned subsidiaries of the Company and, in the case of the Company, other than issuances of Shares pursuant to options outstanding on the date hereof under the Stock Plans; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; or (iv) authorize capital expenditures other than those set forth in the Company's capital expenditure budget for 1994 as previously delivered to Purchaser (and then only to the extent consistent with budgeted amounts for the then year to date as set forth in such budget) or (v) acquire or make any material investment, whether by purchase, contributions to capital, property transfers or otherwise, in any other entity (excluding wholly-owned subsidiaries);

          (d) except as listed on Schedule 5.1(g)(i) neither the Company nor any of its subsidiaries shall grant any new severance or termination pay to, or enter into any new employment or severance agreement with, any director, officer or other employee of the Company or such subsidiaries (except as reasonably required to fill officer vacancies) having potential payments by the Company of $200,000 or more; neither the Company nor any of its subsidiaries shall establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, savings, compensation, stock purchase, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees (the "Compensation and Benefit Plans"), other than the adoption of a 1994 Executive Incentive Plan substantially similar in benefits and structure to the 1993 Executive Incentive Plan, and, except as listed on Schedule 6.1(d), neither the Company nor any of its subsidiaries shall grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof), or grant any increase in the compensation or benefits of any director, officer or employee not required by the terms of any Compensation and Benefit Plan (except pursuant to the 1993 and 1994 Executive Incentive Plans and for annual salary and benefit increases and bonus compensation in the ordinary course and consistent with past practice and in amounts not in excess of $50,000 per annum individually);

          (e) neither the Company nor any of its subsidiaries shall settle or compromise any material claims or material litigation against the Company or any of its subsidiaries for an amount greater than any reserve established therefor on the date hereof or, except in accordance with their terms and for amendments, modifications, and terminations which are commercially reasonable and do not have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of the Company and its subsidiaries taken as a whole, modify, amend or terminate any of its Material Contracts or, except in the ordinary and usual course of business and consistent with past practice, waive, release or assign any material rights or claims;

          (f) neither the Company nor any of its subsidiaries shall make any tax election or cause any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated as a result of actions or inactions by the Company or any of its subsidiaries; and

          (g) neither the Company nor any of its subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

          6.2. COVENANTS OF PURCHASER. Purchaser covenants and agrees that, after the date hereof and prior to the Effective Time, unless the Company shall have consented in writing thereto:

          (a) Purchaser shall not and shall not permit any of its subsidiaries to (i) declare or pay any extraordinary dividends on or make other extraordinary distributions in respect of any of its shares of capital stock, other than regular quarterly cash dividends, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any significant portion of the shares of Purchaser's capital stock outstanding or any securities convertible into or exercisable for any shares of its capital stock.

          (b) Purchaser shall not be a party to any acquisition, disposal, merger, reorganization, recapitalization or similar transaction requiring a vote of the stockholders of Purchaser.

          6.3. MEETINGS OF STOCKHOLDERS; REGISTRATION STATEMENT.

          (a) Each of the Company and Purchaser shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon this Agreement, the Merger and all matters related thereto (including, with respect to Purchaser, an amendment to its Certificate of Incorporation to increase the number of shares of preferred stock which it is authorized to issue). Each of the Company and Purchaser shall, through their respective Boards of Directors (and subject to compliance by such directors with their respective fiduciary duties as advised by counsel), , in the event of an unsolicited Acquisition Proposal (as defined in

Section 6.8)), recommend to their respective stockholders approval of such matters, and each of the Company and Purchaser shall use its best efforts to obtain such approval by its stockholders. The Company and Purchaser agree to postpone or delay their respective meetings, or to convene a second meeting, in the event insufficient voting shares are present to conduct the meeting. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made by either the Company or Purchaser, without prior consultation with the other party and its counsel.

          (b) As promptly as reasonably practicable, the Company and Purchaser shall prepare and file with the SEC a joint proxy statement for use in connection with their respective stockholder meetings, and Purchaser shall prepare and file with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations promulgated thereunder with respect to the Stock Consideration to be issued in the Merger (the "Registration Statement"), which shall include as a part thereof the Proxy Statement. The Company, Purchaser and Merger Sub shall cooperate and use all reasonable efforts to have the Registration Statement declared effective by the SEC. The Company, Purchaser and Merger Sub shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under the securities or "blue sky" laws of the various States in connection with the issuance of the Stock Consideration pursuant to the Merger.

          6.4. FILINGS; CONSENTS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Regulatory Filings; and (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to cause any employee benefit plans to accord with this Agreement and applicable law, and to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using their best efforts to obtain the consents referred to in Schedule 5.1(d)(ii). Each party shall promptly provide the other (or its counsel) copies of all filings in connection with the Merger made by such party under the HSR Act, all filings after the date hereof and prior to the Effective Time made by such party under the Exchange Act and all other Regulatory Filings in connection with this Agreement and the transactions contemplated hereby and thereby.

          6.5. ACCESS.

          (a) Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford Purchaser's officers, employees, counsel, accountants, investment bankers and other authorized representatives

     ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records (other than pricing data in contracts with employer groups and providers) and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its Representatives may reasonably request (other than pricing data in contracts with employer groups and providers), provided that no investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by the Company.

          (b) Upon reasonable notice, Purchaser shall (and shall cause each of its subsidiaries to) afford the Company's Representatives access, during normal business hours throughout the period prior to the Effective Time, to its properties, contracts, books and records (other than pricing data in contracts with employer groups and providers) and, during such period, Purchaser shall (and shall cause its subsidiaries to) furnish promptly to the Company all information concerning its business and properties as the Company or its Representatives may reasonably request (other than pricing data in contracts with employer groups and providers), provided that no investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by Purchaser.

          (c) Any information obtained pursuant to this Agreement shall be subject to the confidentiality agreement between the Company and Purchaser dated December 8, 1993 (the "Confidentiality Letter").

          6.6. PUBLICITY. Neither Purchaser nor the Company shall issue any press release after the date hereof or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of the other, except to the extent that the disclosing party is advised in writing by its counsel that such a press release or statement is required by applicable law, and then only after consultation with the other party. The Company and Purchaser shall consult with each other prior to making any filings with any federal or state governmental or regulatory agency or with the National Association of Securities Dealers (the "NASD") with respect to the Merger.

          6.7. BENEFITS.

          (a)  STOCK OPTIONS.

               (i) Prior to the Effective Time, each of the Company and Purchaser shall use reasonable efforts such that at the Effective Time, each stock option issued and outstanding immediately prior to the Effective Time (whether or not then vested) entitling the holder thereof to purchase any Shares (other than those to be cancelled pursuant to Section 6.7(a)(ii)) shall only entitle the holder thereof to receive upon surrender thereof, an option to purchase a number of shares of FHP Common Stock equal to 2.7586 multiplied by the number of Shares subject to such option immediately prior to the Effective Time. The aggregate exercise price shall not change, although the per share exercise price shall be appropriately adjusted. No other change in the remaining terms and conditions of such option shall be made.

              (ii) Prior to the Effective Time, Purchaser shall offer (in a form mutually acceptable to Purchaser and the Company), to each holder of a vested stock option to purchase any Shares, the right to receive on the Effective Date in return for the cancellation of the vested portion of such option on the Effective Date an amount equal to (1) the Merger Consideration (as if the Cash Election had been made) times the number of Shares with respect to which such option is then vested (whether or not such vesting has been accelerated) less (2) an amount equal to the sum of the aggregate exercise price with respect to the vested portion of such option plus the applicable witholding taxes applied as follows: 50% of such amount shall be applied to reduce the Convertible Merger Preferred Stock payable pursuant to clause (1) (treating the Convertible Merger Preferred Stock as equivalent to $25.00), 35% of such amount shall be applied to reduce the cash payable pursuant to clause (1) and 15% of such amount shall be applied to reduce the FHP Common Stock payable pursuant to clause (1) (treating the FHP Common Stock as equivalent to the Base Price).

          (b) EMPLOYMENT AGREEMENTS. The employment agreements in the form to be agreed to by Purchaser and the Copmany between the Company and the individuals set forth on Schedule 6.7(b), which become effective at the Effective Time, shall be in full force and effect at and after the Effective Time.

          (c) INDEMNIFICATION. After the Effective Time, Purchaser shall indemnify, defend and hold harmless, each present and former director and officer of the Company and each such person's personal representative, estate, testator or intestate successors (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement with the approval of Purchaser (which approval shall not be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time (including without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time, to the full extent the Company would be permitted under Delaware Law to indemnify such Indemnified Parties as the Company's own directors and officers. In addition, Purchaser shall pay expenses incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation is brought against any Indemnified Party, the Surviving Corporation shall be entitled to assume the defense of any such action or proceeding. Upon assumption by the Surviving Corporation of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel, but neither the Surviving Corporation nor Purchaser shall be liable for any legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) the Surviving Corporation has agreed to pay such fees and expenses, (ii) the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by Purchaser is not possible due to conflicts of interest between Purchaser, the Surviving Corporation and the Indemnified Party, or (iii) the Surviving Corporation shall have failed in a timely manner to assume the defense of the matter; PROVIDED, HOWEVER, that neither the Surviving Corporation nor Purchaser shall, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties unless the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by the Surviving Corporation pursuant to the foregoing is not possible due to conflicts of interest between the Surviving Corporation and the Indemnified Party. Neither Purchaser nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Neither Purchaser nor the Surviving Corporation shall, except with the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the release by the claimant or plaintiff of such Indemnified Party from all further liability in respect of such claim.

     Any Indemnified Party wishing to claim indemnification under this Section 6.7(c), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.7(c) except to the extent such failure materially prejudices Purchaser or the Surviving Corporation). In addition to the foregoing, and without limiting in any manner the foregoing, after the Effective Time Purchaser shall assume the obligations of the Company and the Surviving Corporation under the indemnification agreements set forth on Schedule 6.7(c), but only to the extent the Company would be permitted under Delaware Law to perform its obligations under such indemnification agreements.

          (d) EMPLOYEE BENEFITS. At the Effective Time, Purchaser shall, or shall cause the Surviving Corporation to, offer all employees of the Surviving Corporation and its subsidiaries employee benefit plans which, in the aggregate, provide equal or greater benefits to such employees as are currently provided to employees of the Company or its subsidiaries pursuant to the Benefits Plans. Each such benefit plan shall give credit to employees for service with the Company and its subsidiaries (and their predecessors, to the extent credit for service with such predecessors was given by the Company) prior to the Effective Time for such purposes as vesting and eligibility to participate, and shall, if applicable, waive any pre-existing condition or limitation applicable to the addition of such employees to any existing benefit plan of Purchaser. Purchaser shall cause Surviving Corporation's employees to be offered the right to participate in Purchaser's stock option plans and arrangements upon terms substantially consistent with those offered to similarly situated employees of Purchaser and its subsidiaries.

          6.8. NO OTHER BIDS. The Company shall not, nor shall it authorize or permit any Representative of the Company or any subsidiary to, directly or indirectly (i) invite, solicit or encourage any inquiries or the making of any proposal (an "Acquisition Proposal") which may reasonably be expected to lead to any proposal or offer (including, without limitation, any proposal or offer to holders of Shares) with respect to an acquisition, merger, consolidation or similar transaction involving, or any purchase of all or a substantial part of the assets of, the Company or any of its subsidiaries or any purchase of Shares in excess of 20% or more of those outstanding or (ii) subject to fiduciary obligations under applicable law as advised by counsel, participate in any discussion or negotiations, or provide third parties with any information, relating to any such inquiry or proposal. The Company shall promptly use reasonable efforts to cause all reports, material, data and other written information heretofore disseminated by it or on its behalf by any of its or its subsidiaries' Representatives in connection with any such inquiry or proposal to be promptly returned to it. In the event that the Company receives any unsolicited Acquisition Proposal, the Company shall immediately notify Purchaser of the receipt and principal terms of such Acquisition Proposal.

          6.9. TAKEOVER STATUTES. If Section 203 of the DGCL or any other takeover statute ("Takeover Statute") are applicable to the transactions contemplated hereby, the Company represents that it has and will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Takeover Statute on the transactions contemplated hereby.

          6.10. AFFILIATES. Prior to the Effective Date, the Company shall deliver to Purchaser a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, to the Company's knowledge, "affiliates" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended. The Company shall use all reasonable efforts to cause each such person to deliver to Purchaser on or prior to the Effective Date a written agreement, substantially in the form attached as Exhibit E hereto.

          6.11. FINANCING. Purchaser has received from Chemical Bank, a commitment letter, dated March 3, 1994 (the "Commitment Letter"), confirming its commitment, subject to the terms and conditions thereof, to provide all required financing for the Cash Merger Consideration. A copy of the Commitment Letter has been provided to the Company concurrently with the execution hereof. Purchaser shall enter into the definitive credit agreements for the financing referred to in the Commitment Letter within three weeks after the date of execution of this Agreement by the Company.


                                   ARTICLE VII

                                   CONDITIONS

          7.1. CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB. The respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the stockholders of Purchaser and the

     Company, in accordance with applicable NASD rules, law and the Certificate of Incorporation and By-Laws of Purchaser and the Company.

          (b) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, except for the filings provided for in
     Section 1.3, the Regulatory Filings and all other filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by Purchaser, Merger Sub or the Company from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Purchaser and Merger Sub shall have been made or obtained (as the case may be), in each case, upon terms which do not require either material capital contributions to the Company or any of its subsidiaries or the disposition of any significant part of their respective businesses.

          (c) LITIGATION. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order") which is in effect and materially reduces the benefits to be derived by Purchaser from, or prohibits consummation of the transactions contemplated by, this Agreement; provided that the Purchaser shall have used reasonable efforts to obtain the removal of any Order.

          (d) CONTINUING WARRANTIES; CERTIFICATE. Except for such inaccuracies in the representations set forth in clauses (g), (i), (k), (l), (n), (q),
     (s) and (u) of Section 5.1 which (individually or when aggregated with all other inaccuracies and failures by the Company to perform its covenants under this Agreement) do not materially adversely affect the value to Purchaser of the Company and its subsidiaries (taken as a whole), the representations and warranties of the Company contained in Section 5.1 shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time, except for changes contemplated by this Agreement, and the Company shall have performed in all material respects all of its obligations hereunder theretofore to be performed, and Purchaser shall have received at the Effective Time a certificate to the foregoing effect, dated the Effective Time, and executed on behalf of the Company by an executive officer of the Company.

          (e)  CERTAIN AUTHORIZATIONS AND CONSENTS. All consents referred to in
     Schedule 5.1(d)(ii) under Material Contracts shall have been obtained by the Company (or, if such consent relates to indebtedness of the Company and such consent has not been obtained, such indebtedness has been discharged), except to the extent that the failure to obtain such consents, individually and in the aggregate, would not be reasonably likely to have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of the Surviving Corporation and its subsidiaries taken as a whole after the Effective Time.

          (f) FINANCING. Purchaser shall have received the financing proceeds pursuant to, and on substantially the same terms and conditions as those contained in, the Commitment Letter, and the final documentation of the financing arrangements referred to in the Commitment Letter shall in all respects be reasonably satisfactory in form and substance to Purchaser.

          (g) DISSENTING STOCKHOLDERS. Either (i) Purchaser shall have received the opinion of Young, Conaway, Stargatt & Taylor, Delaware counsel to Purchaser, to the effect that holders of the outstanding Shares shall not have been entitled to exercise appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger or (ii) holders of not more than 20% of the outstanding Shares on a fully diluted basis shall have elected to exercise appraisal rights pursuant to Section 262 of the DGCL and the Company shall have taken all action with respect to the rights of Dissenting Stockholders required of it pursuant to the DGCL.

          (h) NO MATERIAL ADVERSE CHANGE. From and including the date hereof, there shall not have occurred any event which has had or is reasonably likely to have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of the Company and its subsidiaries, taken as a whole.

          (i) TAX OPINION. Purchaser shall have received the opinion of O'Melveny & Myers, counsel to Purchaser, dated the Effective Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Purchaser and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (j) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC.

          7.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the stockholders of Purchaser and the Company in accordance with applicable NASD rules, law and the Certificate of Incorporation and By-Laws of Purchaser and the Company.

          (b) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, except for the filings provided for in
     Section 1.3, and all Regulatory Filings required to be made prior to the Effective Time by Purchaser and Merger Sub with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company, Purchaser or Merger Sub from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser, Merger Sub and the Company shall have been made or obtained (as the case may be).

          (c) ORDER. There shall be in effect no Order which prohibits consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company shall have used reasonable efforts to obtain the removal of any Order.

          (d) CONTINUING WARRANTIES; CERTIFICATE. Except for such inaccuracies in the representations set forth in clauses (g), (i), (k), (l), (n), (q),
     (r) and (t) of Section 5.2 which (individually or when aggregated with all other inaccuracies and failures by Purchaser and Merger Sub to perform their respective covenants under this Agreement) do not materially adversely affect Purchaser and its subsidiaries taken as a whole, the representations and warranties contained in Section 5.2 shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time, except for the changes contemplated by this Agreement, and each of Purchaser and Merger Sub shall have performed in all material respects all of its obligations hereunder theretofore to be performed, and the Company shall have received at the Effective Time a certificate to the foregoing effect, dated the Effective Time, and executed on behalf of Purchaser and Merger Sub by an executive officer of Purchaser and Merger Sub.

          (e) NO MATERIAL ADVERSE CHANGE. From and including the date hereof, there shall not have occurred any event which has had or is reasonably likely to have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of Purchaser and its subsidiaries, taken as a whole.

          (f) TAX OPINION. The Company shall have received the opinion of Latham & Watkins, counsel to the Company, dated the Effective Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Purchaser and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (g) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC.

          (h) LISTING. The Stock Consideration distributed in connection with the Merger shall have been accepted upon notice of issuance for quotation on the NASDAQ National Market System or for listing on the New York Stock Exchange.


          7.3 MATERIALITY LIMITS INAPPLICABLE. For purposes of Section 7.1(d) and Section 7.2(d), whether or not the representations or warranties contained in Sections 5.1(g), (i), (k), (l), (n), (q), (s) or (u) or 5.2(g), (i), (k),
(l), (n), (q), (r) or (t) are true and correct shall be determined without reference to any materiality thresholds or similar qualifications set forth therein.


                                  ARTICLE VIII

                                   TERMINATION

          8.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of FHP Common Stock or the Shares, by the mutual consent of Purchaser and the Company by action of their respective Boards of Directors.

          8.2. TERMINATION BY EITHER PURCHASER OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the

Company if (i) the Merger shall not have been consummated by November 1, 1994 or (ii) the approval of stockholders required by Sections 7.1(a) and 7.2(a) shall not have been obtained at meetings duly convened therefor by July 31, 1994; provided, in the case of a termination pursuant to clause (i) above, the terminating party shall not have materially breached its obligations hereunder in any manner that shall have contributed materially to the occurrence of the event referred to in such clause.

          8.3. TERMINATION BY PURCHASER. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of FHP Common Stock or holders of Shares, by action of the Board of Directors of Purchaser, if (i) the Company shall have failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement to be complied with or performed by the Company at the time of such termination and such failure has not been cured within 10 business days of notice to the Company from Purchaser, (ii) any material representation or warranty by the Company contained in this Agreement shall be incorrect in any material respect when made, except for such inaccuracies in the representations or warranties set forth in clauses (g), (i),
(k), (l), (n), (q), (s) and (u) of Section 5.1 which (individually or when aggregated with all other inaccuracies and failures by the Company to perform its covenants under this Agreement) do not materially adversely affect the value to Purchaser of the Company and its subsidiaries (taken as a whole), (iii) the Board of Directors of the Company (or a committee thereof) shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of this Agreement or the Merger or (iv) the Company shall have breached its obligations under Section 6.8.

          8.4. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares or holders of FHP Common Stock, by action of the Board of Directors of the Company, if (i) Purchaser or Merger Sub shall have failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Merger Sub at the time of such termination and such failure has not been cured within 10 business days of notice to Purchaser from the Company, (ii) any material representation or warranty by Purchaser or Merger Sub contained in this Agreement shall be incorrect in any material respect when made, except for such inaccuracies in the representations or warranties set forth in clauses (g), (i), (k), (l), (n), (q), (r) and (t) of Section 5.2 which (individually or when aggregated with all other inaccuracies and failures by Purchaser and Merger Sub to perform their respective covenants under this Agreement) do not materially adversely affect Purchaser and its subsidiaries, taken as a whole, (iii) Purchaser has not entered into the definitive credit agreements referred to in Section
6.11 within the time period set forth in such section, or (iv) the Board of Directors of the Company determines that it will not recommend approval of the Merger by the stockholders of the Company, or such recommendation is withdrawn, by reason of the receipt of an Acquisition Proposal; provided, however, that before making such determination the Company shall have first given Purchaser a reasonable opportunity to modify the terms of the Merger to respond to the terms of the Acquisition Proposal.

          8.5. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article VIII, no party hereto (or any of its affiliates, directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein shall relieve any party from liability for any willful breach of any covenant or agreement contained in this Agreement; PROVIDED, HOWEVER, that

          (a) in the event that (i) Purchaser shall have terminated this Agreement pursuant to Section 8.3, (ii) the Company shall have terminated this Agreement pursuant to clause (iv) of Section 8.4 or (iii) (x) the conditions set forth in Section 7.1(a) shall not have been satisfied at the stockholders meeting of the Company referred to in Section 6.3 and (y) the Company shall have entered into any agreement to consummate an Acquisition Proposal at any time within one year after the date of such meeting, then (in each such case) the Company shall promptly, but in no event later than two days after the date of request therefor by Purchaser (the "Purchaser Request Date"), pay to Purchaser a fee of $21,400,000 which amount shall be payable in same day funds; provided that if the Company fails to pay such fee within two days of the Purchaser Request Date, in addition to such other remedies as are available to Purchaser for such breach by the Company, said fee shall bear interest at the rate of 10% per annum (or the maximum rate allowable by law, whichever is lower) from the Purchaser Request Date until such fee is paid. The Company acknowledges that the agreements contained in this paragraph (a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this proviso, and, in order to obtain such payment, Purchaser or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this proviso, the Company shall pay to Purchaser or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit. Purchaser agrees that receipt of the fee (and, if applicable, interest thereon and/or costs and expenses of suit) contemplated by this paragraph (a) shall be its sole remedy for the occurrence of the circumstances described in clauses (i) (other than any willful breaches of any covenant or agreement set forth in this Agreement), (ii) or (iii) of the proviso set forth in the first sentence of this Section 8.5(a).

          (b) Subject to the last two sentences of this Section 8.5(b), if (i) the Company terminates this Agreement pursuant to Section 8.4(i) or (ii),
     (ii) the Merger is not consummated solely by reason of the failure to have satisfied the condition set forth in Section 7.1(f) or (iii) the condition set forth in Section 7.1(a) with respect to the stockholders of Purchaser shall not have been satisfied at the stockholders meeting of Purchaser referred to in Section 6.3, then Purchaser shall, promptly following such event (but in no event later than two days after request therefore by the Company (the "Company Request Date")), pay to the Company a fee of $21,400,000, which amount shall be payable in same day funds. Notwithstanding the preceding sentence, no payment shall be made (or required) under this Section 8.5(b) if such payment would be unlawful, would violate (or would cause or arise out of any violation of) any fiduciary duty of the Purchaser's directors, or would expose the Purchaser's directors to personal liability arising out of, or in connection with, any such payment or the agreements set forth in this
     Section 8.5(b). Nothing in this Section 8.5(b) shall be construed to require any director of Purchaser to breach his or her fiduciary duties.
     If Purchaser does not make the payment otherwise required by this Section 8.5(b) on the basis of the preceeding two sentences and a court of competent jurisdiction subsequently determines that such payment would not be unlawful, would not violate (or cause or arise out of any violation of) any fiduciary duty of the Purchaser's directors, and would not expose the Purchaser's directors to personal liability arising out of, or in connection with, such payment or the agreements set forth in this Section 8.5(b), Purchaser shall, in addition to paying the fee described above, (i) pay to the Company interest on such fee at the rate of 10% per annum (or the maximum rate allowable by law, whichever is lower) from the Company Request Date until such date of payment and (ii) reimburse the Company for all reasonable expenses (including reasonable attorney's fees) incurred by the Company in obtaining such judicial determination. The payments contemplated by this Section 8.5(b), if received in whole or in part by the Company, shall be deemed the Company's sole remedy for the occurrence of the circumstances described in clauses (i) (other than any willful breaches of any covenant or agreement set forth in this Agreement), (ii) or (iii) of the first sentence of this Section 8.5(b).

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

          9.1. PAYMENT OF EXPENSES. Subject to Section 8.5, if the Merger shall not be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger. If the Merger is consummated, all expenses shall be paid by Purchaser.

          9.2. SURVIVAL. The agreements of the Company, Purchaser and Merger Sub contained in Sections 3.2, 4.3, 4.4, 4.5, 4.6, 6.7 and 9.9 shall survive the consummation of the Merger. The Confidentiality Letter and the agreements of the Company, Purchaser and Merger Sub contained in Section 8.5 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement and thereafter neither the Company nor Purchaser nor Merger Sub nor any affiliate, officer, director, employee or shareholder of any of them shall be under any liability whatsoever with respect to any such agreement, covenant, representation or warranty.

          9.3. MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements contained herein and (iv) subject to the last sentence of this Section 9.3, amend this Agreement. Any agreement on the part of a party hereto to any such extension, waiver or amendment shall be valid only if set forth in a written instrument signed on behalf of such party. After the Effective Time, none of the Sections listed in the first sentence of
Section 9.2 may be amended.

          9.4. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          9.5. COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.6. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles.

          9.7. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed to such party at the following address:

     IF TO PURCHASER OR MERGER SUB:

          FHP International Corporation
          9900 Talbert Avenue
          Fountain Valley, California 92708
          Attention:  Michael J. Weinstock, Esq., General Counsel
          Telecopier: (714) 378-5049

          with a copy to:
               C. James Levin, Esq.
               O'Melveny & Myers
               400 South Hope Street
               Los Angeles, California 90071-2899
               Telecopier: (213) 669-6407

     IF TO THE COMPANY:

          Takecare, Inc.
          2300 Clayton Road
          Suite 1000
          Concord, CA 94520
          Attention: R. Judd Jessup, President
          Telecopier: (510) 246-1494

          with a copy to:
               Peter F. Kerman, Esq.
               Latham & Watkins
               505 Montgomery Street
               Suite 1900
               San Francisco, CA  94111
               Telecopier: (415) 395-8095

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

          9.8. ENTIRE AGREEMENT, ETC. This Agreement (including all schedules and any exhibits or annexes hereto) and the Confidentiality Letter (a) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including, without limitation, the letter agreement, dated January 9, 1994, between Purchaser and the Company, which after the date hereof shall be of no further force or effect, and (b) shall not be assignable by operation of law or otherwise and, subject to Section 9.9, are not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; PROVIDED, HOWEVER, that Purchaser may designate, by written notice to the Company, another wholly-owned direct subsidiary to be a party to the Merger in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. If this Agreement is terminated, the Confidentiality Letter shall remain in full force and effect to the extent and in accordance with its terms.

          9.9. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement; provided, however, that the two directors referred to in Section 3.2 shall be entitled to the benefits of such section and the Indemnified Parties shall be entitled to the benefits of
Section 6.7(c).

          9.10. DEFINITION OF "SUBSIDIARY." When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

          9.11.OBLIGATION OF PURCHASER. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

          9.12.CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                        FHP INTERNATIONAL CORPORATION


                                        By:  /s/Westcott W. Price III
                                             ------------------------
                                        Name: Westcott W. Price III
                                        Title: President


ATTEST:


By:  /s/Michael J. Weinstock
     -----------------------
Name:  Michael J. Weinstock
Title: Secretary


                                        FHP SUB, INC.


                                        By:  /s/Westcott W. Price III
                                             ------------------------
                                        Name: Westcott W. Price III
                                        Title: President


ATTEST:


By:  /s/Michael J. Weinstock
     -----------------------
Name:  Michael J. Weinstock
Title: Secretary



                                        TAKECARE, INC.


                                        By:  /s/R. Judd Jessup
                                             -----------------
                                        Name:  R. Judd Jessup
                                        Title: President


ATTEST:


By:  /s/Dennis Gates
     ---------------
Name: Dennis Gates
Title: Secretary

                                    SCHEDULES

               [Schedules are not filed herewith. FHP will furnish supplementally a copy of any omitted schedule to the
                            Commission upon request]

Schedule 5.1(a)      Subsidiaries; Equity Interests

Schedule 5.1(b)      Capital Stock

Schedule 5.1(d)(i)   Company Regulatory Filings
         5.1(d)(ii)  Compensation and Benefit Plans and Material Contracts -
                     Breaches, Violations, Defaults; Consents Required

Schedule 5.1(f)(i)   Absence of Certain Changes
         5.1(f)(iii) Other Liabilities

Schedule 5.1(g)(i)   Benefit Plans
         5.1(g)(ii)  Qualification of Benefit Plans
         5.1(g)(ix)  Material Increases in Salaries or Benefits

Schedule 5.1(i)(i)   Taxes
         5.1(i)(ii)  Requests for Extensions
         5.1(i)(iv)  Tax Audits

Schedule 5.1(j)      Compliance with Law

Schedule 5.1(k)      Material Contracts

Schedule 5.1(l)      Title to Property

Schedule 5.1(n)      Legal Proceedings

Schedule 5.1(p)      Regulatory Statements

Schedule 5.1(q)      Insurance

Schedule 5.1(r)      Licenses and Certificates of Authority

Schedule 5.1(s)      Investment Policy

Schedule 5.1(u)      Pending or Threatened Cancellations of Material Contracts

Schedule 5.1(v)      Pending, Threatened and Anticipated Audits

Schedule 5.1(w)      Environmental Matters

Schedule 5.2(a)      Subsidiaries

Schedule 5.2(b)      Capital Stock

Schedule 5.2(d)(i)   Purchaser Regulatory Filings

Schedule 5.2(f)      Other Liabilities

Schedule 5.2(g)      Benefit Plans

Schedule 5.2(i)(i) Taxes - Waivers, Extensions of Statute of Limitations 5.1(i)(ii) Requests for Extensions
         5.1(i)(iv)  Tax Audits

Schedule 5.2(k)      Material Contracts

Schedule 5.2(l)      Title to Property

Schedule 5.2(p)      Regulatory Statements

Schedule 5.2(r)      Investment Policy

Schedule 5.2(t)      Pending or Threatened Cancellations of Material Contracts

Schedule 5.2(u)      Pending, Threatened and Anticipated Audits

Schedule 5.2(v)      Environmental Matters

Schedule 6.1(c)      Anticipated Dividends by Company or its Subsidiaries

Schedule 6.1(d)      Anticipated Increases in Compensation, Benefits

Schedule 6.7(b)      Employment Agreements

Schedule 6.7(c)      Indemnification Agreements

                                    EXHIBIT A

                              CERTIFICATE OF MERGER

                                       OF

                                 TAKECARE, INC.
                             A DELAWARE CORPORATION

                                      INTO

                                  FHP SUB, INC.
                             A DELAWARE CORPORATION


                         Pursuant to Section 251 of the
                        Delaware General Corporation Law

          Pursuant to the provisions of Section 251(c) of the Delaware General Corporation Law, FHP Sub, Inc., a Delaware corporation (the "Company"), certifies the following:

          FIRST:    The names of the constituent corporations and their
respective states of incorporation are:

     Name of Corporation                     State
     -------------------                     -----

     FHP Sub, Inc.                           Delaware
     TakeCare, Inc.                          Delaware

          SECOND:   An Agreement and Plan of Merger, dated as of January __,
1994 (the "Agreement"), among TakeCare, Inc., a Delaware corporation ("TC"), FHP International Corporation, a Delaware corporation and the sole stockholder of the Company ("FHP"), and the Company providing for the merger of TC with and into the Company, with the Company as the surviving corporation, has been approved, adopted, certified, executed and acknowledged by each of the above constituent corporations in accordance with and in the manner provided in
Section 251 of the Delaware General Corporation Law.

          THIRD:    The surviving corporation in the merger is FHP Sub, Inc.;
provided that such corporation shall change its name to "TakeCare, Inc." pursuant to the Agreement.

          FOURTH:   The Certificate of Incorporation of the Company shall be the
Certificate of Incorporation of the surviving corporation, except that the name of such corporation shall be changed to "TakeCare, Inc." and Article FIRST shall be amended to state in its entirety as follows:

     "The name of the corporation is TakeCare, Inc. (hereinafter called the "Corporation")."

          FIFTH:    The executed Agreement is on file at the principal place of business of the Company at 9900 Talbert Avenue, Fountain Valley, California
92708.

          SIXTH:    A copy of the Agreement will be furnished by the Company on request and without cost to any stockholder of either of the above constituent corporations.

Dated:  _________ __, 1994.

                              FHP SUB, INC.


                              ______________________________
                              Westcott W. Price, III
                              President


               ATTESTED By:   ______________________________
                              Michael J. Weinstock
                              Secretary

                                    EXHIBIT B

                                 RULE 145 LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

                                    EXHIBIT C

                         CERTIFICATE OF DESIGNATION FOR
                       CONVERTIBLE MERGER PREFERRED STOCK


          FHP International Corporation, a Delaware corporation (the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation of Powers, Preferences and Rights (this "Certificate of Designation") and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board duly adopted the following resolutions:

          RESOLVED, that pursuant to Article IV of the Certificate of Incorporation (which authorizes [___________] shares of preferred stock, $0.05 par value per share), the Board hereby fixes the designation, powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of preferred stock designated as "Series A Cumulative Convertible Preferred Stock."

          RESOLVED, that each share of this series of preferred stock shall rank equally in all respects and shall be subject to the following provisions:

          SECTION 1. DESIGNATION, RANK. This series of preferred stock shall be designated the "Series A Cumulative Convertible Preferred Stock," with a par value of $0.05 per share (the "Convertible Preferred Stock"). The Convertible Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Stock, the "Junior Securities"); (ii) on a parity with the Series B Adjustable Rate Cumulative Preferred Stock and each other class of capital stock or series of preferred stock issued by the Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity
Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities").

          SECTION 2. AUTHORIZED NUMBER. The authorized number of shares constituting the Convertible Preferred Stock shall be 20,000,000 shares.

          SECTION 3. DIVIDENDS. Holders of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends at an annual rate of [____(1)]% per share of Convertible Preferred Stock, payable quarterly in arrears on [_____________], [_______________], [______________], and
[______________], of each year, commencing [_______________], 1994.  Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the payment date, fixed by the Board. Dividends will be cumulative from the date of original issuance of the Convertible Preferred Stock. Dividends for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Convertible Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.


- ---------------
     (1) To be fixed by the Company's Board or the Executive Committee thereof at Closing; PROVIDED that the Company shall have received opinions of each of Kidder, Peabody & Co. Incorporated, as financial adviser to TakeCare, Inc., and Smith Barney Shearson Inc., as financial adviser to the Company, to the effect that in each such firm's good faith judgment, the Convertible Preferred Stock would be expected to trade, on the date the dividend rate is fixed, at approximately 100% of the Stated Value thereof on a fully distributed basis. Notwithstanding the foregoing, if such firms do not agree that the dividend rate proposed to be adopted would cause the Convertible Preferred Stock to so trade, then prior to the required date of fixing, such firms shall select a third nationally recognized investment banking firm to advise the Board or the Executive Committee thereof as to the dividend rate which, in such third firm's judgment, would cause the Convertible Preferred Stock to so trade. The dividend rate fixed by the Board or the Executive Committee thereof in accordance with such firms', or such third firm's, judgment shall be conclusive. In no event, however, shall the dividend rate on the Convertible Preferred Stock be less than 4.7% per annum or greater than 5.0% per annum.

          No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid or set apart for such payment on the Convertible Preferred Stock. If full dividends are not so paid, the Convertible Preferred Stock shall share dividends pro rata with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities), and no Convertible Preferred Stock, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Convertible Preferred Stock, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Convertible Preferred Stock. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Convertible Preferred Stock, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Convertible Preferred Stock, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and (ii) make redemptions of Rights (as defined in Section 6 below) distributed pursuant to the Rights Agreement (as defined in Section 6 below).

          SECTION 4. LIQUIDATION RIGHTS. The Stated Value of each share of Convertible Preferred Stock shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock, (i) the holders of Convertible Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared), and (ii) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Convertible Preferred Stock and any Parity Securities, the holders of the Convertible Preferred Stock and such Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued but unpaid dividends, the Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

          SECTION 5.  VOTING RIGHTS.

          (a) Except as provided below or as may be required by Delaware law or provided by the resolution creating any other series of preferred stock, the holders of Convertible Preferred Stock will not be entitled to vote. So long as any shares of Convertible Preferred Stock are outstanding, the vote or consent of the holders of 66-2/3% of the outstanding shares of Convertible Preferred Stock, voting together as a single class, shall be necessary to (i) increase or decrease the par value of the shares of Convertible Preferred Stock or
(ii) alter or change the powers, preferences, or special rights of the shares of Convertible Preferred Stock so as to affect them adversely or (iii) authorize or issue any additional class or series of Parity Securities (other than the Series B Adjustable Rate Cumulative Preferred Stock) or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

          (b) (i) In the event that any accrued dividends (whether or not declared) on the Convertible Preferred Stock shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of the Company will be automatically increased by two, and holders of Convertible Preferred Stock shall be entitled to vote their shares of Convertible Preferred Stock, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), in accordance with the procedures set forth below, to elect, as a class, an additional two directors. So long as any shares of Convertible Preferred Stock shall be outstanding, the holders of Convertible Preferred Stock shall retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Convertible Preferred Stock are paid in full or declared and set aside for payment. The period during which holders of Convertible Preferred Stock retain such right is referred to as a "Default Period".

               (ii) So long as any shares of Convertible Preferred Stock shall be outstanding, during any Default

     Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of Convertible Preferred Stock and Voting Parity Securities. Holders of Convertible Preferred Stock and Voting Parity Securities shall be entitled, as among the class of holders of Convertible Preferred Stock and Voting Parity Securities, to one vote for each $25.00 of liquidation preference represented by the shares so held.

               (iii) Unless the holders of Convertible Preferred Stock and Voting Parity Securities, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of Convertible Preferred Stock and Voting Parity Securities, the Board shall, order the calling of a special meeting of holders of Convertible Preferred Stock and Voting Parity Securities, if any are then outstanding, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Convertible Preferred Stock and Voting Parity Securities are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Convertible Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not later than 90 days after such order or request, or, in default of the calling of such meeting within 90 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of the Convertible Preferred Stock and Voting Parity Securities. Notwithstanding the provisions of this subsection (iii), the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Company, at which meeting such newly created directorships shall be filled by vote of the holders of Convertible Preferred Stock and Voting Parity Securities.

               (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of Convertible Preferred Stock and Voting Parity Securities shall have exercised their right to elect two directors voting as a class. After the exercise of this right (x) the directors so elected by the holders of Convertible Preferred Stock and

     Voting Parity Securities shall continue in office until the earlier of
     (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section by the holders of Convertible Preferred Stock and Voting Parity Securities may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

               (v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Convertible Preferred Stock to elect directors pursuant to this Section shall cease, (y) the term of any directors elected by the holders of Convertible Preferred Stock and Voting Parity Securities pursuant to this Section shall terminate, and (z) the number of directors shall be such number as may be provided for in the Certificate of Incorporation or bylaws irrespective of any increase made pursuant to subsection (i) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Certificate of Incorporation or bylaws).

          SECTION 6.  CONVERSION.

          (a) RIGHT TO CONVERT. Each share of Convertible Preferred Stock will be convertible (the rights to convert described in this subsection (a) are referred to as the "Conversion Rights") at any time after [____________(2)], 1994, at the option of the holder thereof, into such number of fully paid and non-assessable shares of Common Stock (together with any Rights (as defined in subsection (b)(iii) below) associated therewith) as is equal to (A) the sum of the Stated Value of the Convertible Preferred Stock plus accrued but unpaid dividends in arrears thereon to which the holder converting such shares is entitled, divided by (B) the Conversion Price then in effect. The initial "Conversion Price" for the Convertible Preferred Stock shall be $ [35.96(3)] and shall be subject to adjustment as described below. The holders of Convertible Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such Convertible Preferred Stock or the Company's default on payment of the dividend due on such dividend payment date. However, shares of Convertible Preferred Stock surrendered

- ---------------

     (2)  A date six months from the closing.

     (3) Subject to proportional adjustment if the price of the Company's common stock declines below $29 (down to $25).

for conversion during the period from the close of business on any record date for the payment of dividends on such shares to the opening of business on the corresponding dividend payment date (except shares called for redemption to occur during the period from the record date to the close of business on the payment date pursuant to Section 7 below) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of Convertible Preferred Stock on a dividend payment record date who (or whose transferee) tenders shares of Convertible Preferred Stock on a dividend payment date will be entitled to receive the dividend payable on such shares by the Company on such date, and such converting holder need not include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided above, no payment or adjustment will be made on account of accrued or unpaid dividends upon the conversion of shares of Convertible Preferred Stock. Shares of Convertible Preferred Stock called for redemption will not be convertible after the close of business on the day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price.

          (b) ANTI-DILUTION PROVISIONS. The Conversion Price is subject to adjustment after the issuance of the Convertible Preferred Stock from time to time as follows:

               (i) In case the Company shall (1) pay a dividend or make a distribution on Common Stock in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares or
     (3) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have been entitled to receive immediately following such action had the holder's Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective immediately (except as provided in subsection (vi) below) after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (ii) In case the Company shall issue rights, options or warrants to all holders of its outstanding shares of Common Stock entitling them, for a period expiring within 45 days after the record date mentioned below, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share (as defined in subsection (v) below) of the Common Stock on the record date mentioned below, then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, options or warrants by a fraction of which

                    (1) the numerator shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus
          (B) the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price (determined by multiplying such total number of shares offered for subscription or purchase by the sum of the exercise price of such rights, options or warrants plus the value of any consideration per share paid to the Company for such rights, options or warrants and dividing the product so obtained by such Current Market Price), and

                    (2) the denominator shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus
          (B) the number of additional shares of Common Stock which are so offered for subscription or purchase.

               Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such rights, options or warrants; PROVIDED, HOWEVER, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. In determining the value of any consideration received by the Company for such rights, options or warrants, the determination of the Board in good faith shall be conclusive and shall be described in a Board resolution.

               (iii) Notwithstanding subsection (ii) above, any adjustments to the Conversion Price to account for the issuance of "Rights," as defined in and governed by that certain Rights Agreement, dated as of June 8, 1990, between the Company and American Stock Transfer and Trust Company, as heretofore and hereafter amended (the "Rights

     Agreement"), and any similar rights, options or warrants adopted or issued subsequent to the date hereof shall be made when such Rights or similar rights, options or warrants are exercised or exchanged by the Company for Common Stock (Common Stock issued pursuant to the exercise of, or exchange by the Company for, such Rights or similar rights, options and warrants are referred to as "Rights Stock") pursuant to the Rights Agreement or a similar agreement at a price per share less than the Current Market Price per share of Common Stock on the date of such exercise or exchange. The Conversion Price in effect immediately prior to such exercise or exchange shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such exercise or exchange by a fraction of which

                    (1) the numerator shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate consideration received for the total number of shares of Rights Stock so issued would purchase at such Current Market Price (determined by multiplying such total number of shares of Rights Stock by the consideration received per share of such Rights Stock and dividing the product so obtained by such Current Market Price), and

                    (2) the denominator shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of additional shares of Rights Stock which are so issued.

               Such adjustment shall be made successively whenever any Rights Stock is issued, and shall become effective immediately (except as provided in subsection (vi) below) after the issuance of Rights Stock. If after the "Distribution Date" (as defined in the Rights Agreement or a similar date defined in a similar agreement), holders converting shares of Convertible Preferred Stock are, for any reason, not entitled to receive the Rights or similar rights, options or warrants which would otherwise be attributable (but for the date of conversion) to the shares of Common Stock received upon such conversion, then a reducing adjustment shall be made in the Conversion Price to reflect the fair market value of the Rights or similar rights, options or warrants. If such an adjustment is made and the Rights or similar rights, options or warrants are later exchanged, redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Conversion Price, on an equitable basis, to take account of such event. However, the Company may elect to provide that such shares of Common Stock issuable upon conversion of the

     Convertible Preferred Stock, whether or not issued after the Distribution Date for such Rights or such similar date for such similar rights, options or warrants, will be accompanied by the Rights or such similar rights, options or warrants which would otherwise be attributable (but for the date of conversion) to such shares of Common Stock, in which event the preceding two sentences shall not apply.

               (iv) In case the Company shall distribute to substantially all holders of Common Stock evidences of indebtedness, equity securities (including equity interests in the Company's subsidiaries) other than Common Stock or other assets (other than cash dividends paid out of earned surplus of the Company or, if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and/or the preceding fiscal year), or shall distribute to substantially all holders of Common Stock rights, options or warrants to subscribe to securities (other than any Rights, rights, options or warrants referred to in subsection (ii) or subsection (iii) above), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the then fair market value of the portion of the assets, evidences of indebtedness and equity securities so distributed, or of such subscription rights, warrants or options, applicable to one share of Common Stock, and of which the denominator shall be such Current Market Price.
     For the purposes of this subsection (iv), in the event of a distribution of shares of capital stock or other securities of any subsidiary of the Company as a dividend on shares of Common Stock, the "then fair market value" of the shares or other securities so distributed shall be the value of such shares or other securities on the record date mentioned below as determined by the Board, whose good faith determination shall be conclusive evidence of such value, and shall be described in a Board resolution. Such adjustment shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such distribution.

               (v) For the purpose of any computation under subsection (ii), subsection (iii) or subsection (iv) above, the "Current Market Price" per share of stock on any date shall be deemed to be the average of the last sale prices of a share of such stock for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this subsection
     (v), the term

     "ex date", when used with respect to any issuance or distribution, means the first date on which the stock trades regular way on the principal national securities exchange on which the stock is listed or admitted to trading (or if not so listed or admitted, on NASDAQ, or a similar organization if NASDAQ is no longer reporting trading information) without the right to receive such issuance or distribution.

               (vi) In any case in which this Section shall require that an adjustment be made immediately following a record date or immediately following the exercise of, or exchange of Rights Stock for, a Right or similar right, option or warrant, the Company may elect to defer the effectiveness of such adjustment (but in no event until a date later than the later of the "ex date" as defined above and the effective date of the event giving rise to such adjustment), in which case the Company shall, with respect to any Convertible Preferred Stock converted after the date of such exercise or exchange or such record date, as the case may be, and before such adjustment shall have become effective (1) defer making any cash payment or issuing to the holder of such Convertible Preferred Stock the number of shares of Common Stock and other capital stock of the Company issuable upon such conversion in excess of the number of shares of Common Stock and other capital stock of the Company issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (2) not later than five business days after such adjustment shall have become effective, pay to such holder the appropriate cash payment and issue to such holder the additional shares of Common Stock and other capital stock of the Company issuable on such conversion.

               (vii) No adjustment in the Conversion Price shall be required if the holders of Convertible Preferred Stock are to participate in the transaction on a basis and with notice that the Board determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. In addition, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subsection
     (vii)) would require an increase or decrease of at least 1% in the Conversion Price; PROVIDED, that any adjustments which by reason of this subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

               (viii) Whenever the Conversion Price is adjusted as provided above:

                    (1) the Company shall compute the adjusted Conversion Price and shall promptly file with the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Stock, a certificate signed by a principal financial officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof; and

                    (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be sent by first-class mail to the holders of record of the Convertible Preferred Stock.

               In case:

                    (A) the Company shall take any action which would require an adjustment to the Conversion Price pursuant to subsection (iv) above;

                    (B) the Company shall authorize the granting to the holders of its Common Stock of rights, options or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

                    (C) of any reorganization or reclassification of the Common Stock (other than a subdivision or combination of its outstanding Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, lease or transfer of all or substantially all the assets of the Company; or

                    (D) of the voluntary or involuntary liquidation, dissolution or winding-up of the Company;

     then the Company shall cause to be mailed to the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Stock and to the holders of record of Convertible Preferred Stock, at least 20 days (or 10 days in any case described in subsections (A) or (B) above) prior to the applicable record date or effective date specified below, a notice stating (x) the date as of which the holders of record of Common Stock to be entitled in such dividend, distribution, rights, options or warrants are to be determined, or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up. Neither the failure to give the notice required by this subsection (viii), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, right, option, warrant, reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up, or the vote authorizing any such action with respect to the other holders.

               (ix) To the extent permitted by law, the Company from time to time may reduce the Conversion Price by any amount for any period of at least 20 days (or such other period as may then be required by applicable law) if the Board has made a determination in good faith that such reduction would be in the best interests of the Company, which determination shall be conclusive. No reduction in the Conversion Price pursuant to this subsection (ix) shall become effective unless the Company shall have mailed a notice, at least 15 days prior to the date on which such reduction is scheduled to become effective, to each holder of Convertible Preferred Stock. Such notice shall be given by first-class mail, postage prepaid, at such holder's address as it appears on the books of the Company. Such notice shall state the amount per share by which the Conversion Price will be reduced and the period for which such reduction will be in effect.

               (x) At its option, the Company may make such reduction in the Conversion Price, in addition to those otherwise required by this Section 6, as the Board deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes; PROVIDED that any such reduction shall not be effective until written evidence of the action of the Board authorizing such reduction shall be filed with the Secretary of the Company and notice thereof shall have been given by first-class mail, postage prepaid, to each holder of Convertible Preferred Stock at such holder's address as it appears on the books of the Company.

          (c) CONSOLIDATION, MERGER OR SALE OF ASSETS. If any transaction shall occur, including without limitation (i) any recapitalization or reclassification of shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Company with or into another person or any merger of another person into the Company (other than a merger in which the Company is the surviving corporation and that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), (iii) any sale, lease or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange, pursuant to any of which holders of Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, lease, transfer, or share exchange by a holder of the number of shares of Common Stock issuable upon conversion of such share of Convertible Preferred Stock immediately prior to such recapitalization, reclassification, consolidation, merger, sale, lease, transfer or share exchange, and the Company shall not enter into any such merger, consolidation, sale, lease, transfer or share exchange unless the company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding subsections (a) and (b) and in this subsection (c).

          (d) ACCRUED DIVIDENDS AND FRACTIONAL SHARES. Dividends shall cease to accrue on shares of the Convertible Preferred Stock surrendered for conversion into Common Stock pursuant to this Section or Section 8 below. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock, and any portion of Convertible Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for cash in an amount equal to the product of such fraction multiplied by the closing price of the Common Stock on the last business day prior to conversion.

          (e) MECHANICS OF CONVERSION. Before any holder of Convertible Preferred Stock shall be entitled to convert such stock into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Convertible Preferred Stock to be converted, duly endorsed, at the office of the Company or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. The Company shall, within 10 days after such delivery, issue and deliver at such office to such holder of the Convertible Preferred Stock (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In case any certificate for shares of the Convertible Preferred Stock shall be surrendered for conversion of only a part of the shares represented thereby, the Company shall deliver within 10 days at such office to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Convertible Preferred Stock represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing the Convertible Preferred Stock are either delivered to the Company or its transfer agent or the Company or its transfer agent shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Convertible Preferred Stock executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates of shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; PROVIDED that the Company shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Convertible Preferred Stock being converted.

          Section 7. OPTIONAL REDEMPTION. On or after [___________], 1998, the Company may, at its option, redeem all or from time to time any part of the shares of Convertible Preferred Stock, out of funds legally available therefor, upon giving a notice of redemption as set forth below, at the following redemption prices per share (expressed as percentages of the Stated Value thereof), plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption, if redeemed during the twelve-month period commencing on [____________] of the years indicated below:

                                   Redemption
                    Year               Price
                    ----           -------------

                    1998                  %
                    1999
                    2000
                    2001
                    2002
                    2003
                    2004

          If fewer than all of the outstanding shares of the Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board may determine to be fair and appropriate. Convertible Preferred Stock may not be redeemed unless full cumulative dividends have been paid on the Convertible Preferred Stock for all past dividend periods.

          Notice of redemption of Convertible Preferred Stock will be given by
(i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of Convertible Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in THE WALL STREET JOURNAL. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Convertible Preferred Stock to be redeemed and, if fewer than all shares of Convertible Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the then current redemption price; and (5) that dividends on the Convertible Preferred Stock to be redeemed shall cease to accrue on such Redemption Date, except as otherwise provided herein. If such notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the Convertible Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividends due on a dividend payment date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

          SECTION 8. CHANGE IN CONTROL. If there occurs a Change in Control (as defined below) with respect to the Company, then each share of Convertible Preferred Stock may be converted (the rights to convert described in this Section referred to as the "Special Conversion Rights"), at the option of the holder thereof at any time from the date of such Change in Control until the expiration of 60 days after the date of the Conversion Notice (as defined below) by the Company to all holders of the Convertible Preferred Stock, into, at its option, either (A) such number of fully paid and non-assessable shares of Common Stock as is equal to the Stated Value of the Convertible Preferred Stock divided by the Special Conversion Price or (B) an amount in cash equal to the Stated Value of the Convertible Preferred Stock plus an amount equal to any accrued but unpaid dividends thereon. The "Special Conversion Price" shall be the closing price of the Common Stock on the last business day prior to the date the Company gives the Conversion Notice (as defined below) to the holders of Convertible Preferred Stock.

          Within five days after the occurrence of a Change in Control, the Company shall give notice of the occurrence of the Change in Control and of the Special Conversion Rights set forth herein in accordance with the procedures set forth below to each holder of Convertible Preferred Stock (the "Conversion Notice").

          Each Conversion Notice shall state:

               (1) that a Change in Control has occurred (and shall specify the date of occurrence), and that the holder's Special Conversion Rights may be exercised in accordance with this Section;

               (2)  the expiration date of the Special Conversion Rights;

               (3) that a holder of Convertible Preferred Stock, in order to exercise Special Conversion Rights, must deliver on or before the fifth day prior to the expiration date of the Special Conversion Rights written notice to the Company of the holder's exercise of those rights, together with the certificate evidencing such holder's shares with respect to which the rights are being exercised, duly endorsed for transfer;

               (4) the Special Conversion Price and the Conversion Price which would otherwise be applicable;

               (5) a description of the procedure which a holder must follow to exercise its Special Conversion Rights; and

               (6) that holders of Convertible Preferred Stock electing to have such shares converted will be required to surrender the certificates evidencing such shares for delivery of shares of Common Stock.

          The Conversion Notice shall be given by first-class mail, postage paid, to the holders of record of Convertible

Preferred Stock at their respective addresses as they appear on the books of the Company.

          No failure of the Company to give the Conversion Notice shall limit any holder's right to exercise its Special Conversion Rights.

          Exercise of the Special Conversion Rights by a holder of Convertible Preferred Stock will be irrevocable. The Company shall not enter into any consolidation, merger or sale of assets, unless in connection therewith the holders of Convertible Preferred Stock exercising Special Conversion Rights will be entitled to receive the same consideration as received for the number of shares of Common Stock into which their shares of Convertible Preferred Stock would have been converted pursuant to the Special Conversion Rights. The Special Conversion Rights are in addition to the regular Conversion Rights that apply to the Convertible Preferred Stock.

          The Company may, at its option, elect to pay holders of Convertible Preferred Stock exercising Special Conversion Rights an amount in cash equal to the Stated Value of the Convertible Preferred Stock plus an amount equal to any accrued but unpaid dividends thereon.

          "Change in Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions, provided that a transaction where the holders of Common Stock immediately prior to such transaction own, directly or indirectly, 50% or more of the Common Stock of such person or group immediately after such transactions shall not be a Change in Control; (ii) the acquisition by the Company and/or any of its subsidiaries of 50% or more of the aggregate voting power of the Common Stock in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Company, provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change in Control under the "provided" clause of clause (i) above shall not constitute a Change in Control under this clause (iii); or (iv) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such person, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of the Common Stock of the Company or any person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly, of 50% or more of the aggregate voting power of the Common Stock, or (b) less than 50% (measured by the aggregate voting power of all classes) of the Company's Common Stock being registered under Section 12(b) or 12(g) of the Exchange Act.

          SECTION 9. STATUS OF REACQUIRED SHARES. If shares of Convertible Preferred Stock are converted pursuant to Section 6 hereof or redeemed pursuant to Section 7 hereof, the shares so converted or redeemed shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as Convertible Preferred Stock.

          SECTION 10. RESERVED SHARES. So long as any shares of Convertible Preferred Stock remain outstanding, the Company agrees to keep reserved for issuance in connection with the conversion of the Convertible Preferred Stock at all times a number of authorized but unissued shares of Common Stock at least equal to 150% of the number of shares of Common Stock issuable upon conversion at the Conversion Price of all of the Convertible Preferred Stock outstanding at such time. The Company shall take all action necessary so that Common Stock so issued will be validly issued, fully paid and non-assessable. The Company shall use its best efforts to list the Common Stock required to be delivered upon conversion of the shares of Convertible Preferred Stock, prior to such conversion, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

          SECTION 11. PREEMPTIVE RIGHTS. The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

          SECTION 12. NOTICES. Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Convertible Preferred Stock, to such holder's address as it appears on the books of the Company, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's President.

          SECTION 13. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

          IN WITNESS WHEREOF, FHP International Corporation has caused this Certificate of Designation to be duly executed by its duly authorized officer and attested by its Secretary this [____] day of [___________], 1994.

                         FHP INTERNATIONAL CORPORATION



                         By:  _______________________________
                              Name:
                              Title:


ATTEST:



________________________________
Name:
Title:  Secretary

                                    EXHIBIT D

                         CERTIFICATE OF DESIGNATION FOR
                     NON-CONVERTIBLE MERGER PREFERRED STOCK

          FHP International Corporation, a Delaware corporation (the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation of Powers, Preferences and Rights (this "Certificate of Designation") and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board duly adopted the following resolutions:

          WHEREAS, the Board has previously authorized the issuance of a series of preferred stock consisting of 20,000,000 shares designated as "Series A Cumulative Convertible Preferred Stock"; and

          WHEREAS, the Board now desires to fix the powers, preferences and rights of a second series of preferred stock;

          RESOLVED, that pursuant to Article IV of the Certificate of Incorporation (which authorizes [___________] shares of preferred stock, $0.05 par value per share), the Board hereby fixes the designation, powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of preferred stock designated as "Series B Adjustable Rate Cumulative Preferred Stock."

          RESOLVED, that each share of this series of preferred stock shall rank equally in all respects and shall be subject to the following provisions:

          SECTION 1. DESIGNATION, RANK. This series of preferred stock shall be designated the "Series B Adjustable Rate Cumulative Preferred Stock," with a par value of $0.05 per share (the "Series B Preferred Stock"). The Series B Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Stock, the "Junior Securities"); (ii) on a parity with the Series A Cumulative Convertible Preferred Stock and with each other class of capital stock or series of preferred stock issued by the

Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities").

          SECTION 2. AUTHORIZED NUMBER. The authorized number of shares constituting the Series B Preferred Stock shall be 12,500,000 shares.

          SECTION 3.  DIVIDENDS.

          (a) DIVIDEND PERIODS AND RATES. Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends payable quarterly in arrears on [_____________], [_______________], [______________], and
[______________] of each year, commencing [______________], 1994 (each a
"Dividend Payment Date"). Dividends will be payable at a per annum rate (calculated as a percentage of Stated Value) equal to (i) [____(1)]% for the dividend period ending [_____________], 1994 and (ii) the Applicable Rate (as defined in subsection (c) below) in effect from time to time for each subsequent dividend period. Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the related Dividend Payment Date, fixed by the Board. Dividends will be cumulative from the date of original issuance of the Series B Preferred Stock. Dividends for each full dividend period will be computed by dividing the per annum dividend rate by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Series B Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

          (b) PRIORITY. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid or set apart for such payment on the Series B Preferred Stock.
If full dividends are not so paid, the

- ---------------

     (1) A rate to be fixed by the Company's Board or the Executive Committee thereof at Closing.

Series B Preferred Stock shall share dividends pro rata with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities) and no Series B Preferred Stock, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Series B Preferred Stock, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Series B Preferred Stock. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Series B Preferred Stock, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Series B Preferred Stock, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and (ii) make, pursuant to that certain Rights Agreement (the "Rights Agreement"), dated as of June 8, 1990, between the Company and American Stock Transfer and Trust Company, redemptions of Rights (as defined in the Rights Agreement) distributed pursuant to the Rights Agreement.

          (c)  APPLICABLE RATE.  Except as provided below in this subsection
(c), the "Applicable Rate" for any dividend period shall be a per annum rate equal to the product of (A) the highest of the Treasury Bill Rate (as defined in subsection (i) below), the Ten-Year Constant Maturity Rate (as defined in subsection (ii) below) and the Thirty-Year Constant Maturity Rate (as defined in subsection (iii) below) for such dividend period, multiplied by (B) [93.0](2)%. In the event that the Company determines in good faith that for any reason one or more of the rates described in clause (A) of the preceding sentence cannot be determined for any dividend period, then the Applicable Rate for such dividend period shall be the product of (x) the higher of whichever of such rates can be determined, multiplied by (y) [93.0](3)%; PROVIDED, that in the event that the Company determines in good faith that for any reason none of such rates can be determined for any dividend period, then the Applicable Rate for such dividend period shall be the Applicable Rate in effect for the preceding dividend period. In no event shall the Applicable

- ---------------

     (2) Market rate, to be fixed by the Company's Board or the Executive Committee thereof at Closing upon agreement by the Company's and TakeCare's respective financial advisers.

     (3) Market rate, to be fixed by the Company's Board or the Executive Committee thereof at Closing upon agreement by the Company's and TakeCare's respective financial advisers.

Rate for any dividend period be less than 5% per annum or greater than 11% per annum.

               (i) Except as provided below in this subsection (i), the "Treasury Bill Rate" for any dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period (as defined in subsection (e) below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the Dividend Payment Date prior to the dividend period for which the Applicable Rate is being determined. In the event that the Federal Reserve Board does not publish a weekly per annum market discount rate during such Calendar Period, then the Treasury Bill Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during such Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a weekly per annum market discount rate for three-month U.S. Treasury bills shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during such Calendar Period) for all U.S. Treasury bills then having maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason no such U.S. Treasury bill rates are published during such Calendar Period or that the Company cannot determine the Treasury Bill Rate for any dividend period as provided above in this subsection, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the per annum market discount rates, based upon the closing bids during such Calendar Period, for each of the issues of marketable interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized U.S. Government securities dealers selected by the Company.

               (ii) Except as provided below in this subsection (ii), the "Ten-Year Constant Maturity Rate" for any dividend period shall be the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (or the one weekly per annum Ten-Year Average Yield, if only one such Ten-Year Average Yield shall be published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the Dividend Payment Date prior to the dividend period for which the Applicable Rate is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten-Year Average Yield during such Calendar Period, then the Ten-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (or the one weekly per annum Ten-Year Average Yield, if only one such Ten-Year Average Yield shall be published during such Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a weekly per annum Ten-Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly average yield to maturity, if only one such yield shall be published during such Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined in subsection (e) below)) then having maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason it cannot determine the Ten-Year Constant Maturity Rate for any dividend period as provided above in this subsection, then the Ten-Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity, based upon the closing bids during such Calendar Period, for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized U.S. Government securities dealers selected by the Company.

               (iii) Except as provided below in this subsection (iii), the "Thirty-Year Constant Maturity Rate" for any dividend period shall be the arithmetic average of the two most recent weekly per annum Thirty-Year Average Yields (or the one weekly per annum Thirty-Year Average Yield, if only one such Thirty-Year Average Yield shall be published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the Dividend Payment Date prior to the dividend period for which the Applicable Rate is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty-Year Average Yield during such Calendar Period, then the Thirty-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum Thirty-Year Average Yields (or the one weekly per annum Thirty-Year Average Yield, if only one such Thirty-Year Average Yield shall be published during such Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a weekly per annum Thirty-Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield shall be published during such Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) than having maturities of not less than twenty-eight nor more than thirty years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that per annum average yields to maturity for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than twenty-eight nor more than thirty years shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty-Year Constant Maturity Rate for the related dividend period shall be determined in the manner specified in the preceding sentence based upon all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than twenty-five years or, in their absence, twenty years. In the event that the Company determines in good faith that for any reason it cannot determine the Thirty-Year Constant Maturity Rate for any dividend period as provided above in this subsection, then the Thirty-Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than twenty-eight nor more than thirty years (or, in their absence, with a final maturity date not less than twenty-five years or, in their absence, twenty years) from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized U.S. Government securities dealers selected by the Company.

          The Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate shall each be rounded to the nearest one-hundredth of a percentage point.

          (d) CONFIRMATION AND PUBLICATION OF APPLICABLE RATE. The Applicable Rate with respect to each dividend period will be calculated as promptly as practicable by the Company according to the appropriate method described above. The mathematical accuracy of each such calculation will be confirmed in writing by independent accountants of recognized standing. Except for the dividend rate for the initial dividend period, the Company will cause each dividend rate to be published in a newspaper of general circulation in New York City prior to the commencement of the new dividend period to which it applies and will cause notice of such Applicable Rate to be enclosed with the dividend payment next mailed to the holders of Series B Preferred Stock.

          (e) DEFINITIONS. As used in this Section, the term "Calendar Period" means a period of fourteen consecutive calendar days; the term "Special Securities" means securities (i) which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or (ii) which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten-Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term "Thirty-Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years).

          SECTION 4. LIQUIDATION RIGHTS. The Stated Value of each share of Series B Preferred Stock shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the

Common Stock, (i) the holders of Series B Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared), and (ii) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Series B Preferred Stock and any Parity Securities, the holders of the Series B Preferred Stock and such Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued but unpaid dividends, the Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

          SECTION 5.  VOTING RIGHTS.

          (a) Except as provided below, as may be required by Delaware law or provided by the resolution creating any other series of preferred stock, the holders of Series B Preferred Stock will not be entitled to vote. So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of 66-2/3% of the outstanding shares of Series B Preferred Stock, voting together as a single class, shall be necessary to (i) increase or decrease the par value of the shares of Series B Preferred Stock or (ii) alter or change the powers, preferences, or special rights of the shares of Series B Preferred Stock so as to affect them adversely or (iii) authorize or issue any additional class or series of Parity Securities (other than the Series A Cumulative Convertible Preferred Stock) or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

          (b) (i) In the event that any accrued dividends (whether or not declared) on the Series B Preferred Stock shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of the Company will be automatically increased by two, and holders of Series B Preferred Stock shall be entitled to vote their shares of Series B Preferred

     Stock, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), in accordance with the procedures set forth below, to elect, as a class, an additional two directors. So long as any shares of Series B Preferred Stock shall be outstanding, the holders of Series B Preferred Stock shall retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Series B Preferred Stock are paid in full or declared and set aside for payment. The period during which holders of Series B Preferred Stock retain such right is referred to as a "Default Period".

               (ii) So long as any shares of Series B Preferred Stock shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of Series B Preferred Stock and Voting Parity Securities. Holders of Series B Preferred Stock and Voting Parity Securities shall be entitled, as among the class of holders of Series B Preferred Stock and Voting Parity Securities, to one vote for each $25.00 of liquidation preference represented by the shares so held.

              (iii) Unless the holders of Series B Preferred Stock and
     Voting Parity Securities, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of Series B Preferred Stock and Voting Parity Securities, the Board shall, order the calling of a special meeting of holders of Series B Preferred Stock and Voting Parity Securities, if any are then outstanding, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Series B Preferred Stock and Voting Parity Securities are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Series B Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not later than 90 days after such order or request, or, in default of the calling of such meeting within 90 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of Series B Preferred Stock and Voting Parity Securities.

     Notwithstanding the provisions of this subsection (iii), the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Company, at which meeting such newly created directorships shall be filled by vote of the holders of Series B Preferred Stock and Voting Parity Securities.

               (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of Series B Preferred Stock and Voting Parity Securities shall have exercised their right to elect two directors voting as a class. After the exercise of this right (x) the directors so elected by the holders of Series B Preferred Stock and Voting Parity Securities shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section by the holders of Series B Preferred Stock and Voting Parity Securities may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                (v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Series B Preferred Stock to elect directors pursuant to this Section shall cease, (y) the term of any directors elected by the holders of Series B Preferred Stock and Voting Parity Securities pursuant to this Section shall terminate, and (z) the number of directors shall be such number as may be provided for in the Certificate of Incorporation or bylaws irrespective of any increase made pursuant to subsection (i) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Certificate of Incorporation or bylaws).

          SECTION 6. OPTIONAL REDEMPTION. On or after [__________], 1994, the Company may, at its option, redeem all or any part of the shares of Series B Preferred Stock, out of funds legally available therefor, on any Dividend Payment Date upon giving a notice of redemption as set forth below, at the Stated Value thereof plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the Dividend Payment Date fixed for redemption.

          If fewer than all of the outstanding shares of the Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board may determine to be fair and appropriate. Series B Preferred Stock may not be redeemed unless full cumulative dividends have been paid on the Series B Preferred Stock for all past dividend periods.

          Notice of redemption of Series B Preferred Stock will be given by (i) first-class mail, not less than 15 nor more than 45 days prior to the date fixed for redemption thereof, to each record holder of shares of Series B Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in the WALL STREET JOURNAL. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all shares of Series B Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the then current redemption price; and
(5) that dividends on the Series B Preferred Stock to be redeemed shall cease to accrue on such redemption date, except as otherwise provided herein. If a notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the Series B Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividend due on a Dividend Payment Date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

          SECTION 7. STATUS OF REACQUIRED SHARES. If shares of Series B Preferred Stock are redeemed pursuant to Section 6 hereof, the shares so redeemed shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as Series B Preferred Stock.

          SECTION 8. PREEMPTIVE RIGHTS. The Series B Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

          SECTION 9. NOTICES. Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Series B Preferred Stock, to such holder's address as it appears on the books of the Company, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's President.

          SECTION 10. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

          IN WITNESS WHEREOF, FHP International Corporation has caused this Certificate of Designation to be duly executed by its duly authorized officer and attested by its Secretary this [____] day of [___________], 1994.

                         FHP INTERNATIONAL CORPORATION



                         By:  _______________________________
                              Name:
                              Title:


ATTEST:



________________________________
Name:
Title:  Secretary

                                    EXHIBIT E

                           FORM OF AFFILIATE AGREEMENT


                                        ______________, 1994



FHP International Corporation
9900 Talbert Avenue
Fountain Valley, California  92728
Attention:  Michael J. Weinstock, Esq.

Dear Sirs:

          I have been advised that as of the date hereof I may be deemed to be or have been an "affiliate" of TakeCare, Inc., a Delaware corporation (the "Company"), as that term is defined for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). An Agreement and Plan of Merger, dated as of January __, 1994 (the "Agreement"), has been entered into among FHP International Corporation, a Delaware corporation ("Purchaser"), FHP Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), and the Company. The Agreement provides, among other things, for the merger of the Company with and into Merger Sub (the "Merger"), and, in accordance therewith, the shares of Common Stock, par value $.10 per share, of the Company (the "Company Shares") owned by me at the Effective Time (as defined in the Agreement) shall be converted into the Merger Consideration (as defined in the Agreement) on the terms set forth in the Agreement. All shares of FHP capital stock issued as part of the Merger Consideration (together with any shares of FHP capital stock issuable upon conversion of such shares) are hereinafter referred to as the "Purchaser Shares."

          With respect to the Purchaser Shares to be received by me, I represent, warrant, understand and agree as follows:

          1. I have been advised that the issuance of the Purchaser Shares to me pursuant to the Agreement will have been registered with the Securities and Exchange Commission (the "Commission") under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that any offer, sale, transfer or disposition by me of any of the Purchaser Shares (including shares of the Company which after the Merger will evidence only the right to receive the Merger Consideration) may, under current law, be made only in accordance with the provisions of Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption provided thereunder. I understand that the provisions of Rule 145 restrict my sales during the two-year period after the Effective Time, but will permit sales, in general, while Purchaser is subject to the requirements to file, and is filing, periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), only in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act and paragraph (g) of Rule 144 thereunder or transactions directly with a "market maker", as defined in Section 3(a)(38) of the Exchange Act, where the aggregate number of Purchaser Shares sold at any time, together with all sales of restricted Purchaser Shares sold for my account during the preceding three-month period, does not exceed the greater of (i) one percent of the Purchaser Shares outstanding or (ii) the average weekly volume of trading in Purchaser Shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four-week period preceding any such sale.

          2. I hereby represent and warrant to Purchaser that I will not offer to sell, transfer or otherwise dispose of any Purchaser Shares, except pursuant to (i) the provisions of Rule 145 under the Securities Act, (ii) an effective registration statement under the Securities Act or (iii) in a transaction that, in the opinion of legal counsel reasonably satisfactory to Purchaser, is exempt from registration under the Securities Act. In the event of a sale or other disposition pursuant to Rule 145, I will supply satisfactory evidence of compliance with such Rule to Purchaser. I hereby further represent and warrant to Purchaser that I have no plan or intention to sell, exchange or otherwise dispose of any of the Purchaser Shares to be received by me in connection with the Merger.

          3. I have carefully read this letter and the Agreement and have discussed their requirements and other applicable limitations upon the offer, sale, transfer or other disposition of the Purchaser Shares to be acquired by me in the Merger, to the extent I felt necessary, with my counsel or counsel for the Company.

          4. I understand that Purchaser is under no obligation to register the offer, sale, transfer or other disposition of the Purchaser Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

          5. I understand and agree that stop transfer instructions may be given to Purchaser's transfer agents with respect to Purchaser Shares and that there may be placed on the certificates for such shares, and any certificates issued in exchange or substitution therefor, a legend to the following effect:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

     APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

          6. I understand that other rules under the Securities Act would become applicable to any sale, transfer or other disposition of Purchaser Shares if I were to become an affiliate of Purchaser within the meaning of the Securities Act.

          7. I have been offered registration rights pursuant to a registration rights agreement with Purchaser in a form mutually agreed upon by Purchaser and the Company.

                                   Very truly yours,




                                   ______________________________

Accepted this _______ day
of ______________, 1994


FHP International Corporation


By: ____________________________